Deed Register Number 931/2017-SF

R e c o r d e d

in Frankfurt am Main on 7 November 2017

Before me, the undersigned notary in the district of the Higher Regional Court (*Oberlandesgericht*) of Frankfurt am Main

Dr. Sabine Funke

with her office in Frankfurt am Main,

the following persons appeared today in the premises of Gibson, Dunn & Crutcher LLP, TaunusTurm, Taunustor 1, 60310 Frankfurt am Main, to where I had betaken myself upon request of the parties:

1. Dr. Jan Schubert, born on 18 December 1979, with business address at Gibson, Dunn & Crutcher LLP, TaunusTurm, Taunustor 1, 60310 Frankfurt am Main, personally known to the notary, acting not in his own name but excluding any personal liability as attorney of the **Seller** as defined in the Sale and Purchase Agreement contained in this deed and on the basis of the power of attorney attached hereto;

2. Mr. Niklas Mangels, born on 23 October 1981, with business address at DLA Piper UK LLP, Westhafenplatz 1, 60327 Frankfurt am Main, personally known to the notary, acting not in his own name but excluding any personal liability as attorney of the **Purchaser** as defined in the Sale and Purchase Agreement contained in this deed and on the basis of the power of attorney attached hereto;

3. Mr. Joseph Charles Blasko, born on 7 April 1967, with business address at James Hardie Industries plc, 231 LaSalle Street, 20th Floor, Chicago, Illinois, 60604 USA, who identified himself by submission of his valid official passport, acting not in his own name but excluding any personal liability as attorney of the **Guarantor** as defined in the Sale and Purchase Agreement contained in this deed and on the basis of the power of attorney attached hereto.

In the case a certified copy of the relevant power of attorney is attached to this deed, the original was presented to the notary at this recording. In my capacity as civil law notary I herewith certify that the attached certified copies of the aforementioned powers of attorney are true and accurate copies of the respective original documents presented to me at this notarization. In the case only a copy is attached,

the original shall be provided to the notary in due course. A certified copy thereof shall be sealed to the present deed.

The persons appearing do not assume any personal liability as to the validity or the scope of the powers of attorney presented. The notary advised the persons appearing that she is obliged to verify the power of representation of the persons appearing and to examine the documents presented with respect to a proof of such powers. After a discussion of the documentation presented on the day hereof, the persons appearing declared that they did not wish any further proof of their power of representation and requested the notary to continue with the notarization.

The persons appearing requested the notary to notarize this deed in the English language. The persons appearing confirmed that they are in adequate command of the English language. The notary declared that she is also in adequate command of the English language.

Prior to the notarisation (*Beurkundung*), the notary asked whether she herself, or any person associated with her for the joint exercise of their profession, has in the past acted or is presently acting in a capacity other than that of officiating notary in the matter to be notarised. The persons appearing declared that this is not the case.

The persons appearing requested the notarisation of the following

SALE AND PURCHASE AGREEMENT

which is attached as **appendix** and which forms an integral part of this deed with the exclusion of its table of contents and its list of exhibits, which are attached for evidence purposes only.

The parties hereto incorporate into this deed by reference according to Section 13 lit. a) of the German Notarization Act (*Beurkundungsgesetz*) the notarial reference deed (*Bezugsurkunde*) no. 922/2017-SF of the roll of Deeds for 2017-SF of the acting notary (the "Reference Deed") dated November 6/7, 2017. Any exhibits to the Sale and Purchase Agreement not contained in this deed are contained in the Reference Deed. The persons appearing hereby confirm and approve all declarations made in the Reference Deed by the person appearing at the notarization thereof in their entirety and in all respects; as a matter of precaution, they hereby adopt these declarations as their own. The persons appearing confirm that they have full knowledge of the contents of the Reference Deed. After having been advised by the notary of the relevance of the reference to the Reference Deed, the persons appearing waive their right to have the Reference Deed read out to them and to have a copy thereof attached to the present deed. The original of the Reference Deed was available to the persons appearing during notarization.

The notary advised the parties

- that the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees, irrespective of any internal agreement entered into in that respect; and

- that the notary did not advise the parties on tax issues and therefore will not assume any liability in this respect. This is expressly confirmed by the parties.

This deed including the Sale and Purchase Agreement contained in the appendix (excluding its table of contents and its list of exhibits which are attached for convenience purposes only) as well as exhibits 4.1/1 and 4.1/2 thereto were read out to the persons appearing.

Thereupon, this deed was approved by the persons appearing and was personally signed by the persons appearing and the notary as follows:

Funke, Notarin

DR. SABINE FUNKE NOTARIN IN FRANKFURT AM MAIN

November 07, 2017

Xella International S.A.

(as seller)

and

Platin 1391. GmbH
(as purchaser)

and

James Hardie International Group Limited
(as guarantor)

SALE AND PURCHASE AGREEMENT

related to

XI (DL) HOLDINGS GMBH

TABLE OF CONTENTS

LIST OF EXHIBITS

Exhibit 2.2(a)	Subsidiaries
Exhibit 2.2(b)	Material Group Entities
Exhibit 2.2(c)	Minority Entities
Exhibit 2.3(a)	Shareholder Loans
Exhibit 2.3(b)	Financing Securities
Exhibit 3.3	Consent to Assignment and Assumption of Seller's Shareholder Loans
Exhibit 4.1/1	Cash, Financial Debt and Net Working Capital
Exhibit 4.1/2	Estimate of Share Purchase Price
Exhibit 5.2	Seller's Account
Exhibit 5.3	Purchaser's Account
Exhibit 6.2	Form of Security Release Agreement
Exhibit 8.2(a)(i)	List of Board Members
Exhibit 8.2(a)(ii)	Discharge of Board Members
Exhibit 8.2(a)(iv)	Certain Carve-out Agreements
Exhibit 8.2(a)(vii)	Form of Sale and Assignment Agreement regarding the Spanish Loan
Exhibit 8.2(c)	Form of Closing Confirmation
Exhibit 9.3(d)	Rights regarding Subsidiary Interests in Material Group Entities
Exhibit 9.4(d)	Individual Financial Statements
Exhibit 9.4(e)	Conduct of Business
Exhibit 9.4(f)(i)	Company IP Rights
Exhibit 9.4(f)(ii)	Certain Legal Proceedings pertaining to IP rights
Exhibit 9.4(g)	Litigation, Disputes
Exhibit 9.4(h)	Product Liability
Exhibit 9.4(i)(i)	Key Employees

Exhibit 9.4(i)(ii)	Collective Bargaining Agreements
Exhibit 9.4(i)(iii)	Pension Plans
Exhibit 9.4(i)(iv)	Work Accidents
Exhibit 9.4(j)	Transaction Fees
Exhibit 9.4(l)/1	Owned Real Estate
Exhibit 9.4(l)/2	Real Estate Lease Agreements
Exhibit 9.4(m)	Material Agreements
Exhibit 9.4(o)	Permit Matters
Exhibit 9.4(q)	Emission Certificate Trading
Exhibit 9.4(r)(i)	Permit Compliance
Exhibit 9.4(r)(ii)	Compliance Notifications
Exhibit 10.1(b)	Form of Instruction Letter
Exhibit 10.1(c)/1	Certain Purchaser's Consents
Exhibit 10.1(c)/2	Investment Budget
Exhibit 10.1(d)	Contact Person
Exhibit 10.2(c)	Permitted Leakage
Exhibit 11.2(b)	Financing Documents
Exhibit 12.1(g)	Form of Deposit Agreement
Exhibit 14.1	Reorganization
Exhibit 15.1	Seller Security
Exhibit 17.2	Form of Press Releases

THIS AGREEMENT is made on November 7, 2017

BETWEEN

(1) Xella International S.A., a Luxembourg stock corporation, registered with the Luxembourg Trade and Companies Register under number B 139.488 with business address at 2, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg,

- the "**Seller**"-

(2) Platin 1391. GmbH (future James Hardie Germany GmbH), a German limited liability company (*Gesellschaft mit beschränkter Haftung*), registered with the commercial register (*Handelsregister*) of the local court of Frankfurt am Main under registration number HRB 109077 and with business address at Westend Fair, Friedrich-Ebert-Anlage 36, 60325 Frankfurt am Main, Germany,

- the "**Purchaser**"-

and

(3) James Hardie International Group Limited, an Irish Company, registered with the Companies Registration Office Ireland under registration number 504374 and with business address at Europa House, second floor, Harcourt Centre, Harcourt Street, Dublin 2, Ireland,

- the "**Guarantor**"-

(the Seller, the Purchaser and the Guarantor collectively referred to as the "**Parties**", and each of them as a "**Party**").

WHEREAS

(A) The Seller holds 100% of the share capital of XI (DL) Holdings GmbH, a limited liability company (*Gesellschaft mit beschränkter Haftung*) organized under the laws of Germany, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Duisburg, Germany, under registration number HRB 20535 and with business address at Düsseldorfer Landstraße 395, 47259 Duisburg, Germany (the "**Company**").

(B) The Company is the holding company of the other Group Entities (as defined below). The Group Entities are engaged in the business of the production and distribution of gypsum fibre boards and cement-bonded boards. The Group Entities' business, taken as a whole, as presently conducted, taking into account the Reorganization (as defined below), shall hereinafter be referred to as the "**Business**".

(C) Prior to the date hereof, the Purchaser, the Guarantor and their respective Representatives (as defined below) had access to, and have been able to review, documents and information of commercial, financial, accounting, tax, legal, environmental and other nature concerning the Participations (as defined below) pursuant to a due diligence investigation, which consisted of (i) a management presentation held on June 06, 2017, a management meeting relating to the business plan and carve-out held on June 30, 2017, a management dinner meeting held on July 18, 2017, another management dinner meeting held on October 24, 2017, a general management meeting held on October 26, 2017, an expert session relating to operations and production held on July 19, 2017, an expert session relating to commercial activity and the market position held on July 24, 2017, an expert session relating to synergy effects held on July 24, 2017, an expert session relating to the operational carve-out held on July 24, 2017, (ii) a tax expert call on June 23, 2017, a financial expert call on June 23, 2017, an expert call relating to the SPA on June 26, 2017, a legal carve-out expert call on June 26, 2017, an environmental expert call on June 27, 2017, a legal expert call on June 30, 2017, an IP expert call on July 20, 2017, an IT expert call on July 21, 2017, a legal carve-out expert follow-up call on July 24, 2017, an accounting and budget expert call on July 26, 2017, an SPA expert follow-up call on July 27, 2017, an operations & HR expert call on July 28, 2017, an environmental expert follow-up call on October 17, 2017, a legal DD expert call on October 20, 2017, a financial due diligence status expert call on October 24, 2017, a carve-out expert follow-up call on October 25, 2017, a forecast expert call on October 25, 2017, a pensions expert call on October 26, 2017, an alignment working capital expert call on October 27, 2017, an expert call concerning outstanding items on October 30, 2017, an IT TSA expert call on October 30, 2017, an expert call relating to the discussion of a supply agreement on October 30, 2017, a carve-out expert follow-up call on October 31, 2017, (iii) the Legal Fact Book dated July 11, 2017 prepared by Gibson Dunn & Crutcher LLP and other law firms, (iv) the Environmental Fact Book dated June 15, 2017 prepared by ERM GmbH Frankfurt am Main, (v) the Draft Project Porto - Vendor Due Diligence Report including Transaction Foundations Databook dated June 02, 2017 prepared by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Munich, (vi) the Project Porto Tax Fact Book dated June 01, 2017 prepared by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Munich, (vii) the Commercial Fact Book dated June 16, 2017 prepared by The Boston Consulting Group UK LLP, (viii) the documents disclosed in the electronic data room of the service provider Merrill Corporation under the project name Porto VDR (the "**Data Room Documents**"), (ix) the answers given and other information made

available to the Purchaser, the Guarantor and/or their respective Representatives during the question & answer process (as documented in the Data Room Documents), (x) the agreement between Fermacell GmbH and URSA Deutschland GmbH dated July 20, 2015 sent via e-mail by Dirk Oberbracht to Benjamin Parameswaran on November 6, 2017 (the Data Room Documents and other information provided in calls, meetings or otherwise as referred to in this Recital (C) (other than under (xi)) collectively, the "**Due Diligence Material**"), and (xi) other information exchanged during site visits, the negotiations of this Agreement or otherwise in connection with the Transaction.

(D) Seller wishes to sell and transfer to the Purchaser and the Purchaser wishes to acquire the Sold Shares (as defined below) as well as all claims and other rights under the Shareholder Loans (as defined below) in accordance with, and subject to the terms and conditions of, this Agreement (the "**Transaction**").

(E) The Guarantor wishes to guarantee by way of an independent promise of guarantee (*Garantie*; not *Bürgschaft*) the due and punctual performance and fulfillment of all Purchaser's obligations and liabilities under this Agreement and the agreements entered into by the Purchaser under and in connection with this Agreement.

IT IS AGREED THAT

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires:

"**2017 Capex Investments**" shall mean the total amount of expenditures of the Group Entities for the acquisition of tangible and intangible assets as well as investments in Affiliates and associates relating to either replacement of existing assets, optimization of existing assets or expansion activities, which have been paid in the calendar year 2017 or for which a payable or accrual/provision has been reflected in the Effective Date Accounts and such expenditures to be determined in accordance with past practice. However, 2017 Capex Investments shall not include any payment and/or expenditure (i) typically treated as maintenance expense (ii) and/or in connection with the purchase price for the properties in Münchehof, Heerte and Calbe (in each case excluding the real estate transfer tax which shall qualify as 2017 Capex Investments), the purchase price for the plant in Schraplau (including, for the avoidance of doubt, the property) (excluding the Real Estate Transfer Tax which shall qualify as 2017 Capex Investments), the purchase price for the shares in SNC Parc 3 and the purchase price for the assets and liabilities of the permanent establishments in Denmark, Poland and the UK. 2017 Capex Investments shall also include any prepayments made for the acquisition of tangible and intangible assets as well as investments in Affiliates and associates.

"**Additional Payable**" has the meaning given in Section 4.5.

"**Additional Receivable**" has the meaning given in Section 4.5.

"**Administrative Authority**" shall mean any foreign or domestic entity or authority exercising regulatory or other administrative functions of or pertaining to government.

"**Affiliate**" shall mean any affiliated company (*verbundenes Unternehmen*) within the meaning of Section 15 *et seq.* of the German Stock Corporation Act (*AktG*) (as analogously applied to non-German persons and regardless of qualification as entrepreneur (*Unternehmereigenschaft*)) from time to time).

"**Agreed Tax Rates**" shall mean the statutory Tax rates applicable in the respective jurisdiction on the Closing Date.

"**Agreement**" shall mean this Sale and Purchase Agreement (including its Exhibits).

"**Applicable Law**" shall mean any international, foreign or domestic statute, (national, state or local) law, ordinance or regulation applicable to a specific legal entity or situation;

"**BGB**" shall mean the German Civil Code (*Bürgerliches Gesetzbuch, BGB*).

"**Breach**" has the meaning given in Section 12.1(a).

"**Breach Notice**" has the meaning given in Section 12.2(a).

"**Business**" has the meaning given in Recital (B).

"**Business Day**" shall mean any day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main, Germany and Luxembourg, Grand Duchy of Luxembourg.

"**Capex Threshold**" has the meaning given in Section 4.1(f).

"**Cash**" has the meaning given in Exhibit 4.1/1.

"**Clearing Agreements**" has the meaning given in Section 2.3(c).

"**Clearing Claim Amounts**" has the meaning given in Section 6.3.

"**Clearing Claims Notice**" has the meaning given in Section 6.4.

"**Clearing Liability Amounts**" has the meaning given in Section 6.3.

"**Closing**" has the meaning given in Section 8.1.

"**Closing Action**"/"**Closing Actions**" has the meaning given in Section 8.2(a).

"**Closing Condition**" means the condition set out in Section 7.1(a).

"**Closing Confirmation**" has the meaning given in Section 8.2(c).

"**Closing Date**" has the meaning given in Section 8.1.

"**Company**" has the meaning given in Recital (A).

"**Company IP Rights**" has the meaning given in Section 9.4(f)(i).

"**Contact Person**" has the meaning given in Section 10.1(d).

"**Data Room Documents**" has the meaning given in Recital (C).

“**De Minimis Amount**” has the meaning given in Section 12.3(a).

“**Deductible Amount**” has the meaning given in Section 12.3(a).

“**Designated Transferee**” has the meaning given in Section 18.5.

“**Due Diligence Material**” has the meaning given in Recital (C).

“**Effective Date**” has the meaning given in Section 3.4(a).

“**Effective Date Accounts**” has the meaning given in Section 4.4(a)(i).

“**Enterprise Value**” has the meaning given in Section 4.1(a).

“**Environment**” shall mean ambient air, soil, subsoil, groundwater, surface water and sediment, as well as any living organism supported by those media (excluding man).

“**Environmental Laws**” shall mean any Applicable Law concerning the protection of the Environment as applicable at the relevant time to the Material Group Entities provided that, for the avoidance of doubt, the definition of “Environmental Laws” shall not include (i) any Applicable Laws which come into effect following the Signing Date or changes in any Applicable Laws following the Signing Date or (ii) Applicable Laws with an effective compliance date following the Signing Date.

“**Facilities Agreement**” has the meaning given in Section 2.3(b).

“**Fairly Disclosed**” means that facts, matters or circumstances are disclosed in a manner to reasonably enable a prudent business professional with the relevant expertise to discover the matter upon the diligent review of the Due Diligence Material.

“**Financial Debt**” has the meaning given in Exhibit 4.1/1.

“**Financing Documents**” has the meaning given in Section 11.2(b).

“**Financing Securities**” has the meaning given in Section 2.3(b).

“**Group Entity**”/“**Group Entities**” has the meaning given in Section 2.2(b).

“**Guarantor**” has the meaning given in the introductory paragraph.

“**Indemnification Tax Benefit**” has the meaning given in Section 13.1(e).

“**Individual Accounts**” has the meaning given in Section 4.4(b)(iii).

“**Individual Financial Statements**” has the meaning given in Section 9.4(d).

“**Interim Period**” has the meaning given in Section 10.1(a).

“**Interim Shareholder Loan Agreements**” has the meaning given in Section 6.3.

“**Investment Budget**” has the meaning given in Section 10.1(c).

“**Key Employees**” has the meaning given in Section 9.4(i)(i).

“**Leakage**” has the meaning given in Section 10.2(d).

"**Loan Purchase Price**" has the meaning given in Section 4.2.

"**Losses**" has the meaning given in Section 12.1(b).

"**Material Agreements**" has the meaning given in Section 9.4(m).

"**Material Assets**" has the meaning given in Section 9.4(n).

"**Material Group Entity**"/"**Material Group Entities**" has the meaning given in Section 2.2(b).

"**Minority Entity**"/"**Minority Entities**" has the meaning given in Section 2.2(c).

"**Net Working Capital**" has the meaning given in Exhibit 4.1/2.

"**NWC Threshold**" has the meaning given in Section 4.1(d).

"**Participation**"/"**Participations**" has the meaning given in Section 2.2(c).

"**Parties/Party**" has the meaning given in the introductory paragraph.

"**Permit**" has the meaning given in Section 9.4(o).

"**Permitted Interest Payments**" has the meaning given in Section 10.2(e).

"**Permitted Leakage**" has the meaning given in Section 10.2(e).

"**Pre-Accounts Date Tax Period**" shall mean any periods ending on or before the Effective Date.

"**Protected Persons**" has the meaning given in Section 15.2.

"**Purchase Price**" has the meaning given in Section 4.2.

"**Purchaser**" has the meaning given in the introductory paragraph.

"**Purchaser's Account**" has the meaning given in Section 5.3.

"**Purchaser Group**" shall mean (individually and collectively) the Purchaser and its Affiliates from time to time and shall include the Participations as from the Closing.

"**PwC**" has the meaning given in Section 4.4(c)(ii).

"**PwC Report**" has the meaning given in Section 4.4(c)(ii).

"**PwC Update Report**" has the meaning given in Section 4.5.

"**Purchaser's W&I Insurance**" has the meaning given in Section 12.3(c).

"**Release Agreement(s)**" has the meaning given in Section 6.2.

"**Relevant Taxes**" shall mean any Taxes imposed on any Group Entity relating to the Pre-Accounts Date Tax Period irrespective of whether assessed before or after the Effective Date.

"**Reorganization**" means the reorganization measures listed in Exhibit 14.1.

"**Repayment Account(s)**" has the meaning given in Section 6.1(b).

"**Repayment Amount**" has the meaning given in Section 6.1(a).

"**Representative**" shall mean any officers, directors, shareholders, employees, agents professional advisers (including, but not limited to, attorneys, accountants, tax, strategy and financial advisers), consultants and other representatives of a respective entity or person.

"**Review**" has the meaning given in Section 4.4(c)(ii).

"**Seller**" has the meaning given in the introductory paragraph.

"**Seller's Account**" has the meaning given in Section 5.2.

"**Seller's Knowledge**" has the meaning given in Section 9.2.

"**Seller's Loan Purchase Price**" has the meaning given in Section 4.2.

"**Seller's Representation(s)**" has the meaning given in Section 9.1.

"**Seller Security**" has the meaning given in Section 15.1.

"**Seller's Shareholder Loans**" has the meaning given in Section 2.3(a).

"**Shareholder Loan Base Amount**" has the meaning given in Section 4.2.

"**Shareholder Loans**" has the meaning given in Section 2.3(a).

"**Share Purchase Price**" has the meaning given in Section 4.1.

"**Signing Date**" means the date on which this Agreement has been notarised.

"**Spanish Loan**" has the meaning given in Section 2.3(a).

"**Spanish Loan Purchase Price**" has the meaning given in Section 4.2.

"**Sold Shares**" has the meaning given in Section 2.1(b).

"**Subsidiary**"/"**Subsidiaries**" has the meaning given in Section 2.2(a).

"**Subsidiary Interests**" has the meaning given in Section 2.2(a).

"**Subsidy/ies**" has the meaning given in Section 9.4(p).

"**Tax(es)**" shall mean any taxes (*Steuern*), duty (*Abgabe*) or custom (*Zoll*) within the meaning of Section 3 para 1 to 3 of the German Tax Code (*AO*) and all other similar forms of taxes under the laws of any other jurisdiction as well as social security contributions (*Sozialversicherungsbeiträge*) levied according to German or any other comparable applicable foreign law together with any ancillary charges in the meaning of section 3 para 4 German Tax Code or any other comparable applicable foreign law (*steuerliche Nebenleistungen*). The term "Tax(es)" shall also include any liabilities, *inter alia*, from or payments under a contractual obligation in relation to Taxes. For the

avoidance of doubt deferred tax assets (*aktive latente Steuern*) as well as deferred tax liabilities (*passive latente Steuern*) are not included.

"**Tax Audit**" shall mean any tax audit, inspection or similar investigation by any Tax Authority.

"**Tax Authority**" shall mean any taxing or other authority competent to impose any liability in respect of tax or responsible for the administration and/or collection of tax or enforcement of any law in relation to tax.

"**Tax Indemnification Claim**" has the meaning given in Section 13.1.

"**Tax Proceeding**" shall mean any administrative or judicial proceeding or action relating directly or indirectly, fully or in part to Relevant Taxes (including but not limited to Tax assessments, Tax Audits, court proceedings or decisions, meetings with Tax Authorities, correspondence by letter, fax message or email with any Tax Authority).

"**Tax Return**" shall mean any return, report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority relating to the period prior to the Effective Date.

"**Territory**" has the meaning given in Section 15.10.

"**Third-Party Claim**" has the meaning given in Section 12.2(b).

"**Transaction**" has the meaning given in Recital (D).

"**Transaction Fees**" has the meaning given in Section 9.4(j).

"**VAT**" shall mean value added tax as imposed under the German Value Added Tax Act (*Umsatzsteuergesetz*) or similar laws of any other jurisdiction.

"**Xella Group**" means (i) the Seller, and (ii) the entities in which the Seller holds, directly or indirectly, the majority of the shares or equity interests (other than the Group Entities).

"**Xella International GmbH**" means Xella International GmbH, a limited liability company (*Gesellschaft mit beschränkter Haftung*) organized under the laws of Germany, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Duisburg, Germany, under registration number HRB 827.

"**Xella Finance**" means Xella Finance GmbH, registered with the commercial register of the local court (*Amtsgericht*) Duisburg, Germany, under registration number HRB 20524.

"**Xella Related Party Group**" means (i) the Seller, (ii) the entities in which the Seller holds, directly or indirectly, the majority of the shares, equity interests or voting rights (other than the Group Entities), (iii) the Seller's direct and indirect shareholders or partners including Lone Star Fund X (U.S.), L.P. and Lone Star Fund X (Bermuda), L.P. (such two limited partnerships collectively, "**Lone Star Fund X**") (but excluding any limited partners of Lone Star Fund X and their shareholders and partners, as well as successor funds to Lone Star Fund X), and (iv) any manager or advisor of Lone Star

Fund X (including Lone Star Global Acquisitions, Ltd. ("**LSGA**") and Hudson Advisors L.P. and their Affiliates acting as managers or advisors to Lone Star Fund X). For the avoidance of doubt, portfolio companies of Lone Star Fund X (other than the Xella Group) and of other private equity funds managed or advised by LSGA (other than Lone Star Fund X) shall not be a member of the Xella Related Party Group.

1.2 In this Agreement, unless the context otherwise requires:

(a) unless specified otherwise (*e.g.*, by reference to a certain act or law) references to Sections and Exhibits are references to Sections of and Exhibits to this Agreement;

(b) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(c) references to a "person" includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(d) references to "Euro" or "EUR" are references to the lawful currency from time to time of the Federal Republic of Germany;

(e) for the purposes of applying a reference to a monetary sum expressed in Euro, except as expressly stated otherwise herein, an amount in a different currency shall be deemed to be an amount in Euro converted at the exchange rate officially determined by the European Central Bank on the relevant date or, should the relevant date not be a Business Day, at the exchange rate officially determined by the European Central Bank on the Business Day following the date thereafter;

(f) references to times of the day are to Central European Time (CET) unless otherwise stated; and

(g) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words "includes", "including" and "in particular" shall be construed without limitation.

1.3 The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4 References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2. CURRENT STATUS

2.1 <u>Company</u>

(a) <u>Name, Legal Form, Registration</u>. The Company is a limited liability company (*Gesellschaft mit beschränkter Haftung*) organized under the laws of Germany, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Duisburg, Germany, under registration number HRB 20535 and having its registered office at Düsseldorfer Landstraße 395, 47259 Duisburg, Germany.

(b) <u>Share Capital; Shareholders</u>. The registered share capital (*Stammkapital*) of the Company amounts to EUR 25,000 (in words: Euro twenty-five thousand). It is divided into two shares in the nominal amounts of EUR 24,750 (in words: Euro

twenty-four thousand seven hundred fifty) and EUR 250 (in words: Euro two hundred fifty) (such shares together the "**Sold Shares**"). The Sold Shares are held by the Seller.

2.2 The Group Entities and the Minority Entities

(a) Subsidiaries. The Company holds, directly or indirectly, all or the majority of the shares or equity interests in the entities set forth in **Exhibit 2.2(a)** (such entities collectively the "**Subsidiaries**" and each a "**Subsidiary**"). The shares or equity interests held by the Company in a Subsidiary and the shares or equity interests held by any Subsidiary in another Subsidiary (in each case as set out in **Exhibit 2.2(a)**) are herein collectively referred to as the "**Subsidiary Interests**".

(b) Group Entities; Material Group Entities. The Company and the Subsidiaries are herein collectively referred to as the "**Group Entities**" and each as a "**Group Entity**". The Company and the Subsidiaries listed in **Exhibit 2.2(b)** are herein collectively referred to as the "**Material Group Entities**" and each of them as a "**Material Group Entity**".

(c) Minority Entities. The Company holds, directly or indirectly, minority participations (i.e., direct or indirect participation of 50% or less than 50%) in the entities set forth in **Exhibit 2.2(c)** (such entities collectively the "**Minority Entities**" and each a "**Minority Entity**"). The Group Entities and the Minority Entities are herein collectively referred to as the "**Participations**" and each of them as a "**Participation**".

2.3 Current Financing Status

(a) Shareholder Loans. (i) The Seller has extended to the Company two shareholder loans (collectively, the "**Seller's Shareholder Loans**") and (ii) Xella Finance has extended to Fermacell Spain, S.L. (as further specified in Exhibit 2.2(a)) one shareholder loan (the "**Spanish Loan**") (the Seller's Shareholder Loans and the Spanish Loan collectively, the "**Shareholder Loans**"). The Shareholder Loans extended as of the Signing Date, including accrued interest as of the Signing Date, are set forth in **Exhibit 2.3(a)**.

(b) Facilities Agreement. The Company has acceded to a senior facilities agreement dated March 13, 2017 between, among others, LSF10 XL Investments S.à r.l. as the company and Elavon Financial Services DAC, UK Branch as agent and security agent (the "**Facilities Agreement**"). As of November 07, 2017, the Company has drawn an amount of EUR 19,902,134.96 (including accrued interest) under the Facilities Agreement. In respect of the Group Entities the guarantees and securities listed in **Exhibit 2.3(b)** have been granted (the "**Financing Securities**").

(c) Group Clearing and Cash Pool. The Company and certain other Group Entities participate in (i) a bank account clearing (by way of daily zero balancing) with Xella International GmbH as cash pool leader, and (ii) an internal group clearing with Xella International GmbH as internal group clearing account (*internes Konzernverrechungskonto*) leader (as existing from time to time, collectively the "**Clearing Agreements**").

3. SALE AND TRANSFER

3.1 Sale and Purchase of the Sold Shares

Upon the terms and subject to the conditions of this Agreement the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller the Sold Shares.

3.2 Sale and Purchase of Shareholder Loans

Upon the terms and subject to the conditions of this Agreement the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller any claims and other rights arising from or in connection with the Seller's Shareholder Loans. The Spanish Loan shall be sold and all claims and other rights arising from or in connection with the Spanish Loan shall be assigned by way of assumption of contract (*im Wege der Vertragsübernahme*) to the Purchaser on the Closing Date in accordance with Section 8.2(a)(vii) below. The Seller shall procure that Xella Finance enters into the sale and assignment agreement in accordance with Section 8.2(a)(vii) below.

3.3 Assignment

The Seller hereby assigns (*tritt ab*) to the Purchaser, who accepts such assignment, with effect as of the Closing Date, the (i) Sold Shares, and (ii) all claims and other rights arising from or in connection with the Seller's Shareholder Loans by way of assumption of contract (*im Wege der Vertragsübernahme*), in each case, subject to the following conditions precedent (*aufschiebende Bedingungen*):

(a) The Closing Condition has been satisfied or waived in accordance with this Agreement; and

(b) (i) the Share Purchase Price, (ii) the Loan Purchase Price (minus the sum of all Permitted Interest Payments, if any), (iii) the Clearing Claim Amounts and (iv) the Repayment Amount have each been fully, unconditionally and irrevocably received in accordance with Section 8.2.

The Company has given its consent to the assignment and assumption of the Seller's Shareholder Loans (**Exhibit 3.3**).

3.4 Economic Effect

(a) The Sold Shares are sold with economic effect (*mit wirtschaftlicher Wirkung*) as of December 31, 2017, 24.00 hrs. (CET) (the "**Effective Date**").

(b) The Sold Shares are sold with all rights and obligations pertaining thereto, including the right to receive all profits for the current fiscal year and all profits for prior fiscal years not yet distributed prior to the Effective Date.

4. PURCHASE PRICE

4.1 Share Purchase Price

The purchase price for the Sold Shares (the "**Share Purchase Price**") shall be equal to:

(a) EUR 473,000,000.00 (in words: Euro four hundred seventy-three million) (the "**Enterprise Value**");

(b) plus the Cash (as defined in **Exhibit 4.1/1**) of the Group Entities;

(c) less the Financial Debt (as defined in **Exhibit 4.1/1**) of the Group Entities;

(d) plus the amount by which the Net Working Capital (as defined in **Exhibit 4.1/1**) of the Group Entities is more than minus EUR 1,031,322 (in words: minus Euro one million thirty-one thousand and three hundred twenty-two) (the "**NWC Threshold**"), provided that no such adjustment shall be made if such Net Working Capital ranges between EUR 968,678 (in words: Euro nine hundred sixty-eight thousand and six hundred seventy-eight) and the NWC Threshold and further provided that in case such Net Working Capital amounts to EUR 968,679 (in words: Euro nine hundred sixty-eight thousand and six hundred seventy-nine) or more such adjustment shall be made for the full amount by which such Net Working Capital is more than the NWC Threshold;

(e) less the amount by which the Net Working Capital (as defined in **Exhibit 4.1/1**) of the Group Entities is less than the NWC Threshold, provided that no such adjustment shall be made if such Net Working Capital ranges between minus EUR 3,031,322 (in words: minus Euro three million thirty-one thousand and three hundred twenty-two) and the NWC Threshold, and further provided that in case such Net Working Capital amounts to minus EUR 3,031,323 (in words: minus Euro three million thirty-one thousand and three hundred twenty-three) or less such adjustment shall be made for the full amount by which such Net Working Capital is less than the NWC Threshold;

(f) plus the amount by which the 2017 Capex Investments exceed EUR 19,034,000 (in words: Euro nineteen million thirty-four thousand) (the "**Capex Threshold**");

(g) minus the amount by which the 2017 Capex Investments falls short of the Capex Threshold; and

(h) plus 3% (in words: three per cent) per annum on the sum of (a) to (g) above from the Effective Date through the Closing Date (inclusive).

The Parties estimate the Share Purchase Price to be EUR 318,000,000.00 (in words: Euro three hundred eighteen million). Such estimate is based on the illustrative calculation, which is attached as **Exhibit 4.1/2.**

4.2 Loan Purchase Price

The purchase price for all claims and other rights under the (i) Seller's Shareholder Loans (the "**Seller's Loan Purchase Price**") and (ii) the Spanish Loan (the "**Spanish Loan Purchase Price**"; the Seller's Loan Purchase Price and the Spanish Loan Purchase Price collectively, the "**Loan Purchase Price**") shall be equal to the nominal value of the outstanding claims of the Seller or Xella Finance, respectively, under the Shareholder Loans as of the Effective Date (principal and interest accrued) (the "**Shareholder Loan Base Amount**") plus 3% (three per cent) per annum on the

Shareholder Loan Base Amount from the Effective Date through the Closing Date (inclusive).

The Share Purchase Price and the Loan Purchase Price together the "**Purchase Price**".

4.3 Due Dates for Payment

The Share Purchase Price and the Seller's Loan Purchase Price shall become due and payable by the Purchaser to the Seller on the Closing Date.

4.4 Effective Date Accounts

(a) Form and Content

(i) Pursuant to the provisions of this Section 4.4 a consolidated statement of the Group Entities detailing only the amounts of Cash, Financial Debt, Net Working Capital and the 2017 Capex Investments shall be drawn up by the Seller as of the Effective Date (and with respect to the 2017 Capex Investments for the twelve months period ending on the Effective Date) and shall become final and binding between the Seller and the Purchaser for the purpose of the determination of the Share Purchase Price as set forth in Section 4.4(c) (such final and binding result being the "**Effective Date Accounts**").

(ii) The Effective Date Accounts shall be the basis for the derivation of the components which shall, pursuant to Section 4.1, be decisive for the calculation of the Share Purchase Price.

(iii) The Effective Date Accounts shall include a break-down of the Cash, Financial Debt and Net Working Capital with all line items listed on Exhibit 4.1/1 as well as the 2017 Capital Investments.

(iv) The amount of the line item "Total Frozen Debt Like Items" on Exhibit 4.1/1 and the underlying debt like items have been finally agreed between the Seller and the Purchaser. Such total amount and the amounts of the underlying line items shall not be determined as of the Effective Date and shall not be checked by PwC and not be part of the Review by PwC.

(b) Accounting Policies, Individual Accounts

(i) The Effective Date Accounts (except for the 2017 Capex Investments for which draw up lit. (iv) shall apply) shall be drawn up and consolidated in accordance with Xella Group's accounting guidelines in effect as of the date hereof, which are based on IFRS and comprise rules for uniform recognition and measurement within the Xella Group. It is being understood that certain balance sheet items in the Effective Date Accounts are or may be influenced by the purchase price allocation made according to IFRS due to the business combination resulting from the acquisition of the Xella Group by the Seller's parent in April 2017. Any difference in the purchase price allocation between the purchase price allocation considered or made in the Dec17F forecast and the actual Dec17A balance as included in the Effective Date Accounts resulting

from an adjustment of the purchase price allocation due to the audit of the Xella Group financial statements or otherwise shall not be considered or made for purposes of the adjustment of the Share Purchase Price under this SPA.

(ii) The Effective Date Accounts shall be drawn up on a going-concern basis disregarding the transactions contemplated in this Agreement.

(iii) The individual accounts (*Zahlenwerke*, nicht *Einzelabschlüsse*) of each of the Group Entities as of the Effective Date, which include only the line items relevant for Cash, Financial Debt and Net Working Capital (the "**Individual Accounts**") derived from the reporting packages of each Group Entity as of the Effective Date prepared for purposes of preparing consolidated financial statements of LSF10 XL Investments S.à r.l., Luxembourg, shall be consolidated into the Effective Date Accounts and be prepared in accordance with Xella Group's accounting guidelines in effect as of the date hereof, which are based on IFRS and comprise rules for uniform recognition and measurement within the Xella Group. It is being understood that certain balance sheet items in the Individual Accounts are or may be influenced by the purchase price allocation made according to IFRS due to the business combination resulting from the acquisition of the Xella Group by the Seller's parent in April 2017. Any difference in the purchase price allocation between the purchase price allocation considered or made in the Dec17F forecast and the actual Dec17A balance as included in the Individual Accounts resulting from an adjustment of the purchase price allocation due to the audit of the Xella Group financial statements or otherwise shall not be considered or made for purposes of the adjustment of the Share Purchase Price under this SPA.

(iv) In addition to the Individual Accounts of each Group Entity as of the Effective Date, the Seller shall prepare a statement on the 2017 Capex Investments made in the period from January 01, 2017 through December 31, 2017, which is derived from the accounting records of the Group Entities. For the avoidance of doubt, it is being understood that any adjustments arising from purchase price allocations due to business combinations resulting from the acquisition of the Xella Group by the Seller's parent in April 2017 shall be excluded from the 2017 Capex Investments.

(v) The Individual Accounts of each of the Group Entities as well as the statement on the 2017 Capex Investments for 2017 shall be drawn up on a going-concern basis disregarding the transactions contemplated in this Agreement.

(c) Preparation of the Effective Date Accounts and the PwC Report

(i) The Seller shall prepare the Individual Accounts of the Group Entities and the Effective Date Accounts.

(ii) The Seller shall instruct PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft ("**PwC**") to perform a special purpose

audit in accordance with the International Standard on Auditing 800/805 with respect to Cash, Financial Debt, Net Working Capital and the 2017 Capex Investments (the "**Review**") and to confirm the result in writing to the Seller as soon as reasonably practicable (the "**PwC Report**"). The Seller shall deliver the Effective Date Accounts and a copy of the PwC Report to the Purchaser within three (3) Business Days after delivery of the PwC Report to the Seller. The Seller shall make all information available to PwC as reasonably requested by PwC for preparation of the PwC Report.

The Review shall include positive assurance in accordance with the International Standard on Auditing 800/805 whether the Effective Date Accounts have been prepared in accordance with Sections 4.4(a) and 4.4(b) and the definitions of Cash, Financial Debt, Net Working Capital and 2017 Capex Investments.

The Effective Date Accounts prepared by the Seller after adjustments as per the PwC Report shall be final and binding upon the Parties for purposes of the determination of Cash, Financial Debt, Net Working Capital and the 2017 Capex Investments pursuant to Section 4.1.

The fees and expenses of PwC in connection with the Review shall be borne by the Purchaser. The Seller shall obtain an estimate of such fees and provide such estimate to the Purchaser.

4.5 True-up

The definition of Cash includes the line item Purchase Price Receivables as set forth in Exhibit 4.1/1, which is defined as "claims for the 2017 cash adjustments (including interest accrued) of the Group Entities against Fels in connection with Münchehof, Heerte, Calbe, Schraplau and the three permanent establishments in Poland, Denmark and the UK, which have been transferred to the Group Entities (in each case excluding VAT), in each case to the extent not received at 31 December 2017". If and to the extent any such claims (including interest accrued) (the "**Additional Receivable**") will only become payable to the Group Entities after 31 December 2017 and will not have been reflected in the Purchase Price Receivables as confirmed in the PwC Report, the Seller shall instruct PwC to confirm in a written report the amount of the Additional Receivable (the "**PwC Update Report**"). The Purchaser shall pay to the Seller the amount of the Additional Receivable as confirmed in the PwC Update Report within five (5) Business Days after the PwC Update Report has been delivered to the Purchaser and the Seller.

The definition of Financial Debt includes the line item Purchase Price Payables as set forth in Exhibit 4.1/1, which is defined as ""Purchase Price Payables" shall mean the purchase price for the acquisition of assets in Schraplau, Münchehof and Heerte from Fels-Werke GmbH and Fels Vertriebs & Service GmbH & Co. KG, certain assets and liabilities related to the permanent establishments in Denmark, Poland and the UK formerly being part of Fels-Werke GmbH, and acquisition of all shares in SNC Parc 3 (in each case excluding VAT) as well as obligations under the 2017 cash adjustments (including interest accrued) in connection with the aforementioned transactions, in each case to the extent not paid at 31 December 2017". If and to the extent any such obligations (including interest accrued) (the "**Additional Payable**") will only become

payable after 31 December 2017 and will not have been reflected in the Purchase Price Payables as confirmed in the PwC Report, the Seller shall instruct PwC to confirm Additional Payable in the PwC Update Report. The Seller shall pay to the Purchaser the amount of the Additional Payable as confirmed in the PwC Update Report within five (5) Business Days after the PwC Update Report has been delivered to the Purchaser and the Seller.

The Purchaser shall procure that as from the Closing Date PwC receives all relevant information as required for preparation of the PwC Update Report.

The costs for the PwC Update Report shall be paid by the Purchaser.

4.6 VAT

It is the Parties' understanding that all transactions contemplated under this Agreement are either not subject to VAT (*umsatzsteuerbar*) or exempt (*befreit*) from VAT. The Seller shall not exercise any right to opt for the taxation of a VAT-exempt supply or service (pursuant to Section 9 para. 1 German Value Added Tax Act (UStG) or a similar provision under foreign VAT-related laws) it may have with regard to any supplies or services contemplated in this Agreement. Based on that understanding no VAT shall be paid in addition to the Purchase Price.

5. RULES FOR PAYMENTS

5.1 Modes of Payment

Any payments under this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed duly and timely made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account on, and on a value date no later than, the relevant due date. Any amounts payable by the Purchaser or the Guarantor under or in connection with this Agreement are to be made free and clear of withholding Taxes, if any. If and to the extent payments by the Purchaser or the Guarantor are subject to withholding Taxes, the respective amounts shall be grossed up for such withholding Taxes.

5.2 Seller's Account

All payments owed by the Purchaser or the Guarantor to the Seller under or in connection with this Agreement shall be paid to the account set forth in **Exhibit 5.2** or any other bank account notified by the Seller in writing no later than five (5) Business Days prior to the due date of such payment (the "**Seller's Account**").

5.3 Purchaser's Account

All payments owed by the Seller to the Purchaser under or in connection with this Agreement shall be paid to the account set forth in **Exhibit 5.3** or any other bank account notified by the Purchaser in writing no later than five (5) Business Days prior to the due date of such payment (the "**Purchaser's Account**").

5.4 No Set-Off; No Right of Retention

Except as provided otherwise herein, neither the Purchaser nor the Guarantor shall be entitled (i) to set off (*aufrechnen*) any rights or claims they (or either of them) may have against any rights or claims the Seller may have under this Agreement, or (ii) to refuse to perform any obligation they (or any of them) may have under this Agreement on the grounds that they (or any of them) have a right of retention (*Zurückbehaltungsrecht*), unless the rights or claims to be set-off (including, for payment claims, the amount) or the right of retention have been acknowledged (*anerkannt*) in writing by the Seller or have been established by a final decision (*rechtskräftig festgestellt*) of a competent court (*Gericht*) or competent arbitral tribunal (*Schiedsgericht*).

5.5 Interest

If interest is to be calculated under this Agreement, it shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

5.6 Default Interest

Any failure by a Party to make any payment when due shall result in such Party's immediate default (*Verzug*), without any reminder by the other Party being required. Any cash payments due under this Agreement shall bear interest from and including the respective due date to, but not including, the date of receipt. The applicable interest rate shall be 10 (ten) per cent per annum. The foregoing shall not affect the respective Party's right to claim additional damages.

6. FINANCING ARRANGEMENTS

6.1 Repayment of Amounts under the Facilities Agreement

No later than three (3) Business Days prior to the Closing Date, the Seller shall provide to the Purchaser a confirmation from the agent under the Facilities Agreement

(a) confirming the amount payable on the Closing Date by the Company under the Facilities Agreement in order to fully discharge the total outstanding principal plus all accrued and unpaid interest as well as any fees, prepayment charges, break costs and all other charges as of the Closing Date owed by the Company and any other Group Entity under the Facilities Agreement (the "**Repayment Amount**");

(b) setting out one or more bank accounts into which the Repayment Amount shall be paid on the Closing Date (the "**Repayment Account(s)**"); and

(c) confirming that the agent under the Facilities Agreement will notify the Purchaser upon receipt of the Repayment Amount in the Repayment Account(s).

6.2 Release of Financing Securities

The Seller shall provide to the Purchaser no later than three (3) Business Days prior to the Closing Date copies of one or more security release agreements substantially in the form attached hereto as **Exhibit 6.2** executed by the security agent under the Facilities Agreement releasing, retransferring or reassigning or otherwise releasing, as the case may be, as at the Closing Date and subject only to the receipt of the Purchase Price and Repayment Amount in accordance with Section 8.2(a), all Financing Securities or, if

such release, retransfer or reassignment is legally or technically not possible at the Closing Date (e.g., by reason of registration or filing requirements), giving binding and irrevocable undertakings to effect such release, retransfer or reassignment as promptly as possible following the Closing Date (each a "**Release Agreement**" and collectively the "**Release Agreements**").

6.3 Termination of Clearing Agreements

At the latest until the fifth (5) Business Day prior to the Closing Date, the Clearing Agreements may be continued in accordance with past practice (or may at the election of the Seller be discontinued in full or in part). The Seller shall procure that the Clearing Agreements (but only with respect to the Group Entities as a party) (i) are terminated with effect prior to, or at the latest as of, the fifth (5) Business Day prior to the Closing Date, and (ii) are either fully or partially settled at the latest five (5) Business Days prior to the Closing Date or, to the extent not settled, replaced at the latest with effect as of the fourth (4) Business Day prior to the Closing Date by interim shareholder loan agreement(s) between Xella International GmbH and the respective Group Entity (the "**Interim Shareholder Loan Agreements**"). Subject to the limitations of Applicable Law, such Interim Shareholder Loan Agreements shall be entered into at substantially similar economic terms as in place under the Clearing Agreements. Any amounts owed by Xella International GmbH to the Group Entities under the Interim Shareholder Loan Agreements are referred to as the "**Clearing Liability Amounts**" and any amounts owed by the Group Entities to Xella International GmbH under the Interim Shareholder Loan Agreements are referred to as the "**Clearing Claim Amounts**". Payables and receivables which have not been settled through the above settlement mechanic will continue to exist after the Closing Date. Further, it being understood that after termination of the Clearing Agreements, the Group Entities will continue to enter into transactions with members of the Xella Group and that payables and receivable will result from such transactions which will, however, not be settled anymore through the Clearing Agreements.

6.4 Settlement of the Interim Shareholder Loan Agreements

No later than four (4) Business Days prior to the Closing Date, the Seller shall notify the Purchaser of the Clearing Liability Amounts and the Clearing Claim Amounts, such notice also stating the accounts into which the Clearing Liability Amounts and the Clearing Claim Amounts shall be paid (the "**Clearing Claims Notice**"). On the Closing Date, the Purchaser shall pay the (i) Clearing Liability Amounts, if any, in accordance with Section 267 of the German Civil Code (*BGB*) on behalf of Xella International GmbH to the respective Group Entity so that any outstanding Clearing Liability Amounts are fully settled, and (ii) Clearing Claim Amounts, if any, in accordance with Section 267 of the German Civil Code (*BGB*) on behalf of the respective Group Entity to Xella International GmbH so that any outstanding Clearing Claim Amounts are fully settled. Any payment of Clearing Liability Amounts by the Purchaser shall be regarded as a (partial) payment of the Share Purchase Price and the Purchaser shall have no reimbursement claim against the Seller, Xella International GmbH or any member of the Xella Group arising out of or in connection with such payment of the Clearing Liability Amounts.

6.5 Financing Responsibility

The Parties agree that, as from the Closing, the Purchaser shall be responsible for procuring an adequate internal or external financing for the Group Entities. The Purchaser acknowledges, in particular, that the Repayment Amount must be repaid and the Clearing Agreements (but only with respect to the Group Entities as a party) will be terminated. The Purchaser furthermore acknowledges and agrees that the Financing Securities and any existing security granted by Group Entities (including encumbrances on shares and/or assets of Group Entities) securing claims of the grantors of financing against Group Entities under the Facilities Agreement and any measure taken in connection with the Facilities Agreement with respect to such discharge or cash collateral all of which shall be released upon Closing shall not be regarded as a breach of any guarantee, warranty, covenant or indemnification under this Agreement.

7. CLOSING CONDITION

7.1 Closing Condition

(a) Closing Condition. The obligations of the Seller and the Purchaser to take the Closing Actions set forth in Section 8.2(a) below shall be subject to the following condition precedent (*aufschiebende Bedingung*) (the "**Closing Condition**") having been satisfied or, to the extent legally permissible, waived in accordance with this Agreement:

(i) The Seller and the Purchaser have received the PwC Report.

(b) Information. The Parties shall keep each other informed of the status of satisfaction of the Closing Condition and shall notify each other in writing, without undue delay, as soon as the Closing Condition has been satisfied.

(c) Waiver of the Closing Condition. The Closing Condition pursuant to Section 7.1(a)(i) may be jointly waived in writing by the Seller and the Purchaser. The effect of such a waiver shall be limited to eliminating the need to satisfy the Closing Condition and, unless otherwise agreed, the waiver shall not limit or prejudice any claims that the waiving Party may have with respect to any circumstances relating to such Closing Condition not having been satisfied.

(d) Responsibility for Satisfaction of the Closing Condition. The Seller shall comply with its obligation pursuant to Section 4.4(c)(ii) to instruct PwC to perform the Review and to provide the PwC Report to the Seller. The Purchaser shall sign a non-reliance letter addressed to PwC with respect to the PwC Report prior to delivery of the PwC Report by the Seller to the Purchaser.

7.2 Termination Rights

(a) Seller's Termination Right. In the event that the Closing Condition pursuant to Section 7.1(a)(i) is not fulfilled or duly waived until May 31, 2018 the Seller may terminate this Agreement at any time by written notice to the Purchaser and the Guarantor, unless the non-fulfilment of the Closing Condition was caused by the Seller not complying with its obligation under Section 7.1(d). In the event that the Closing has not taken place within two (2) weeks as of the fulfilment or due waiver of the Closing Condition as a result of a breach by the Purchaser of its obligation to take a Closing Action, the Seller may terminate

this Agreement at any time by written notice to the Purchaser and the Guarantor.

(b) Purchaser's Termination Right. In the event that the Closing Condition pursuant to Section 7.1(a)(i) is not fulfilled or duly waived until May 31, 2018 the Purchaser may terminate this Agreement at any time by written notice to the Seller, unless the non-fulfilment of the Closing Condition was caused by the Purchaser not complying with its obligation under Section 7.1(d). In the event that the Closing has not taken place within two (2) weeks as of the fulfilment or due waiver of the Closing Condition as a result of a breach by the Seller of its obligation to take a Closing Action, the Purchaser may terminate this Agreement at any time by written notice to the Seller.

(c) Consequences. In the event of a termination in accordance with Sections 7.2(a) or 7.2(b), respectively, the Purchaser and the Seller shall not have any obligation or incur any liability towards the respective other Party / Parties except (i) that the Purchaser or, as the case may be, the Seller shall be liable for any breaches of its obligations under Sections 7.1(d) and/or 8.2(a) and shall be obliged to compensate the respective other Party / Parties for any damages (within the meaning of Sections 249 *et seq.* of the German Civil Code (*BGB*)) suffered due to the Closing Condition pursuant to Section 7.1(a)(i) not being fulfilled and/or the Closing not having taken place, such compensation to be made by putting the respective other Party / Parties into the position it/they was/were in, if the Closing Condition pursuant to Section 7.1(a)(i) was obtained and/or the Closing had occurred (*positives Interesse*); (ii) that any liabilities of any Party for damages already due on the above date of termination for a breach of any other obligation under this Agreement shall survive and remain in existence; and (iii) that the provisions in Sections 7.2, 16, 17 and 18 of this Agreement shall survive and remain in full force and effect.

8. CLOSING DATE; CLOSING; CLOSING ACTIONS

8.1 Time and Place of Closing

The closing of the transactions set forth in this Agreement (the "**Closing**") shall occur at 9:00 a.m. CET on the Closing Date. "**Closing Date**" shall be (i) the Business Day which is five (5) Business Days after the day on which the Closing Condition has been fulfilled or duly waived, but not earlier than on January 15, 2018, or (ii) any other day mutually agreed upon in writing by the Seller and the Purchaser.

The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, TaunusTurm, Taunustor 1, 60310 Frankfurt am Main, Germany, or at any other place mutually agreed upon by the Seller and the Purchaser.

8.2 Closing

(a) Closing Actions. On the Closing Date, the Seller and the Purchaser (as the case may be) shall take, or cause to be taken, the following actions in the order set forth below, which shall be deemed to have been taken simultaneously (*Zug um Zug*) (collectively, the "**Closing Actions**" and each a "**Closing Action**"):

(i) The Seller shall deliver to the Purchaser (y) photocopies of duly executed resignation letters, effective on or prior to the Closing Date, of those managing directors and other board members who are listed in **Exhibit 8.2(a)(i)**, or photocopies of minutes of shareholders' meetings of the Company, Fermacell GmbH, Fermacell Schraplau GmbH, SNC Parc 3, Fermacell Spain S.L. and Fels Recycling GmbH (the aforementioned six entities all as further specified in Exhibit 2.2(a)) removing such members and (z) photocopies of minutes of shareholders' meetings removing the procurators listed in **Exhibit 8.2(a)(i)**.

(ii) The Seller shall hold (and, as the case may be, shall procure that the relevant member(s) of the Group Entities hold(s)) a shareholders' meeting and vote for a shareholders' resolution granting discharge (*Entlastung*) to each of the managing directors and other board members of the Group Entities who are listed in **Exhibit 8.2(a)(ii)**, for the time period from January 1, 2017 through to the date their resignations become effective.

(iii) If not already done prior to the Closing Date, the Seller shall deliver to the Purchaser photocopies of the signed Release Agreements.

(iv) If not already done prior to the Closing Date, the Seller shall deliver to the Purchaser copies of the signed version of each of the draft agreements attached hereto as **Exhibit 8.2(a)(iv)**.

(v) The Purchaser shall deliver to the Seller copies of the documentation evidencing the releases and/or replacements in accordance with Section 15.1.

(vi) The Seller shall deliver to the Purchaser a copy of the consent of Fermacell Spain, S.L. (as further specified in Exhibit 2.2(a)) to the assignment and assumption of the Spanish Loan.

(vii) Xella Finance and the Purchaser shall enter into the sale and assignment agreement regarding the Spanish Loan substantially in the form attached hereto as **Exhibit 8.2(a)(vii)** and with the assignment subject only to receipt of the Spanish Loan Purchase Price by Xella Finance.

(viii) The Share-Purchase Price shall be paid as follows:

(A) The Clearing Liability Amounts, if any, shall be paid by the Purchaser to the respective Group Entity in accordance with the Clearing Claims Notice, and

(B) an amount equal to the Share Purchase Price minus the Clearing Liability Amounts, if any, shall be paid by the Purchaser into the Seller's Account.

Upon full, irrevocable and unconditional receipt by the respective Group Entity of the Clearing Liability Amounts, the Share Purchase Price shall be deemed settled in a corresponding amount.

(ix) The Purchaser shall pay the Clearing Claim Amounts, if any, to Xella International GmbH in accordance with the Clearing Claims Notice.

(x) The Purchaser shall pay the Seller's Loan Purchase Price (minus the sum of all Permitted Interest Payments, if any) into the Seller's Account.

(xi) The Purchaser shall pay the Spanish Loan Purchase Price into the bank account of Xella Finance notified by the Seller in writing no later than three (3) Business Days prior to the Closing Date.

(xii) The Purchaser shall pay the Repayment Amount into the Repayment Account(s).

(b) Waiver of Closing Actions. The Purchaser may unilaterally waive the Closing Actions in Sections 8.2(a)(i) and 8.2(a)(iii) by delivery of written notice to the Purchaser. The Seller may unilaterally waive each of the Closing Actions in Sections 8.2(a)(ii), 8.2(a)(v) and 8.2(a)(viii) through 8.2(a)(xii) by delivery of written notice to the Purchaser. The Seller and the Purchaser may jointly waive in writing the Closing Action in Sections 8.2(a)(iv), 8.2(a)(vi) and 8.2(a)(vii). The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Closing Date and shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

(c) Closing Confirmation. After all Closing Actions have been taken or occurred or have been waived, the Seller and the Purchaser shall confirm in a written document, to be jointly executed (in duplicate) substantially in the form attached as **Exhibit 8.2(c)** (the "**Closing Confirmation**") that (i) the Closing Condition has been fulfilled or waived in accordance with this Agreement, (ii) all actions to be taken at Closing as set out in this Section 8.2(a) have been carried out in accordance with this Agreement, and (iii) the Sold Shares and all claims and rights under the Shareholder Loans have been transferred to the Purchaser and that Closing has occurred. The legal effect of the Closing Confirmation shall be to serve as evidence that all Closing Actions and the Closing Condition have been satisfied or waived. However, the execution of the Closing Confirmation shall not limit or prejudice the rights of the Parties arising under this Agreement or under Applicable Law.

9. SELLER'S REPRESENTATIONS

9.1 General

Subject to (i) the limitations, qualifications and disclosures in this Agreement, (ii) the matters, facts and circumstances Fairly Disclosed in the Due Diligence Material, and (iii) the implementation of the Reorganization, the Seller hereby represents to the Purchaser in the form of an independent promise of guarantee (*selbstständiges Garantieversprechen*) within the meaning of Section 311 of the German Civil Code (*BGB*) that the statements in Sections 9.3 and 9.4 below made by the Seller (collectively the "**Seller's Representations**" and each a "**Seller's Representation**") are true and correct as of the Signing Date, unless it is specifically provided that a Seller's Representation is made as of a different or additional date or dates, in which case the Seller's Representation shall be true and correct as of such different or additional date

or dates. The scope and content of each Seller's Representation and the Seller's liability arising thereunder shall be exclusively defined by the provisions of this Agreement (including without limitation, the limitations on the Purchaser's rights and remedies set forth in Section 12 below), which shall be an integral part of the Seller's Representations. The Seller does not give or make any guarantees, warranties or representations (whether express or implied) other than those pursuant to this Section 9. The Seller and the Purchaser agree and explicitly confirm that no Seller's Representation shall constitute a quality agreement (*Beschaffenheitsvereinbarung*) within the meaning of section 434 para 1 of the German Civil Code (*BGB*) nor shall they be construed as a guarantee (*Garantie für die Beschaffenheit der Sache*) within the meaning of sections 443 and 444 of the German Civil Code (*BGB*).

It is furthermore understood and agreed that

(a) the existence, on the Signing Date or the Closing Date, of any encumbrance or third party right of any sort in respect of any asset of a Group Entity or of any shares, which ceases to exist at the Closing Date or at a later time in accordance with the Release Agreement and/or in accordance with this Agreement, or which is held by another Group Entity, shall not be deemed to entail the incorrectness of a Seller's Representation referring to the absence of such encumbrance or third party right;

(b) the implementation of any actions, measures or transactions under and/or in connection with the Reorganization set out in Exhibit 14.1 or the failure of any such implementation shall not render any Seller's Representation incorrect or untrue; and

(c) if any disclosure of events or documents made in this Agreement (i) is below any materiality threshold provided for such disclosure requirement or (ii) contains additional information, all with respect to a specific disclosure to which such information relates, this shall neither be deemed to constitute a basis for a Purchaser claim nor otherwise affect the respective materiality thresholds (or their interpretation) or increase the scope of any indemnification.

9.2 Definitions

For purposes of this Agreement, **"Seller's Knowledge"** means the actual knowledge (*positive Kenntnis*), as of the Signing Date, of Dr. Joachim Fabritius, Dr. Jens Kimmig, Dr. Jörg Brinkmann, Christian Schäfer, Carsten Kettler and Antoon Bouw after having made due inquiries with Dr. Michael Leicht, Hans-Peter Thomas, Alexander Kramer and Dr. Christian Hille. Representations which are subject to Seller's Knowledge shall be true and correct only as of the Signing Date.

9.3 Title; Certain Corporate Matters and Authority of the Seller

(a) Establishment and Corporate Power. Each of the Group Entities has been duly incorporated under the laws of its jurisdiction and, as of the Signing Date and as of the Closing Date, validly exists.

(b) Share Capital. As of the Signing Date and as of the Closing Date, the share capital of each Group Entity is validly issued.

(c) Sold Shares. As of the Signing Date and as of the Closing Date, (i) the Sold Shares validly exist and are owned by the Seller, (ii) except for the Financing Securities, the Sold Shares are not encumbered with any *in rem* rights of third parties and the Seller is entitled to freely dispose of the Sold Shares subject only to restrictions under the Financing Securities and/or under Applicable Law, (iii) no options, pre-emptive rights or other rights of any third party to acquire the Sold Shares exist as a result of the Transaction or otherwise, and (iv) no shareholders' agreements, trust agreements or sub-participations with respect to the Sold Shares exist.

(d) Subsidiary Interests. As of the Signing Date and as of the Closing Date, the Subsidiary Interests in the Group Entities are owned as set forth in **Exhibit 2.2(b)**. Except as disclosed in **Exhibit 9.3(d)** or reflected in the articles of association (or equivalent under respective Applicable Law) of the relevant Group Entity or pursuant to Applicable Law, (i) the Subsidiary Interests in the Group Entities are not encumbered with any *in rem* rights of persons other than Group Entities and except for the Financing Securities, and (ii) no options, pre-emptive rights or other rights of any third party to acquire any Subsidiary Interests in the Group Entities exist as a result of the Transaction or otherwise, and (iii) no shareholder agreements, trust agreements or sub-participations with respect to the Subsidiary Interests in the Group Entities exist.

(e) Authority. As of the Signing Date and as of the Closing Date, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable pursuant to Applicable Law against the Seller in accordance with its terms and conditions. The Seller has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transaction. The execution of this Agreement and the performance by the Seller of its obligations hereunder and the consummation of the Transaction have been duly and validly authorized by all necessary corporate action on the part of the Seller.

9.4 Insured Warranties

(a) Articles of Association. The Seller has disclosed (including as part of the Due Diligence Materials) complete and correct copies of the articles of association of each Material Group Entity, as in effect on the Signing Date. No amendment to the articles of association of any Material Group Entity has been resolved on or before the Signing Date that is as of the Signing Date still outstanding to become effective but not effective yet.

(b) Shares and Interests. The Company does not hold, either directly or indirectly through any Group Entity, any shares, interests or equity in any entity other than the Participations (other than the Company). For the avoidance of doubt, membership in industry organizations, business organizations or the like organizations, in each case in whichever form they may be organized, shall not be comprised by the foregoing statement.

(c) No insolvency. (i) As of the Signing Date and as of the Closing Date, no bankruptcy, insolvency or judicial composition proceedings or similar proceedings under foreign law have been commenced (*eröffnet*) or (ii), to the

Seller's Knowledge, applied for, under any Applicable Law, against the Seller and/or any Material Group Entity, nor (iii), to the Seller's Knowledge, would any Material Group Entity be compelled under applicable insolvency law to apply for the commencement of such proceedings as a result of it being over-indebted or insolvent, however, in case of lit. (ii) and (iii) only as of the Signing Date.

(d) Individual Financial Statements. The individual audited annual financial statements comprising a balance sheet, profit and loss accounts and notes of each of the Material Group Entities for the financial year ending on December 31, 2016, as attached hereto as **Exhibit 9.4(d)** (the "**Individual Financial Statements**") have been prepared in all material respects in accordance with local generally accepted accounting principles and past accounting practices based on the information available to the relevant company's management as per the time of the preparation of the Individual Financial Statements.

(e) Conduct of Business. Except as disclosed in **Exhibit 9.4(e)** and except for the Reorganization set forth in Exhibit 14.1 and any transactions contemplated by or any facts or events disclosed in this Agreement or Fairly Disclosed in the Due Diligence Materials, in the period between January 1, 2017 and the Signing Date, to the Seller's Knowledge, the business of the Material Group Entities has, in all material respects, been conducted in the ordinary course.

(f) Intellectual Property Rights.

(i) Company IP Rights. **Exhibit 9.4(f)(i)** contains a correct and complete list of all (A) patents (*Patente*), (B) utility models (*Gebrauchsmuster*) and (C) trademarks (*Warenzeichen*), domains, owned or licensed-in by a Material Group Entity under which products are sold by Group Entities to customers and which are material for the Business (the patents qualifying under (A), the utility models qualifying under (B) and the trademarks qualifying under (C) being the "**Company IP Rights**"). With respect to the Company IP Rights the Material Group Entities have timely applied for renewals and have paid all registration and renewal fees when due.

(ii) Challenges and Right to Use. Except as disclosed in **Exhibit 9.4(f)(ii)**, (A) there are no pending (*rechtshängig*) lawsuits, court actions or similar proceedings (including opposition proceedings) with an amount in dispute (*Streitwert*) in excess of EUR 300,000 (in words: Euro three hundred thousand) in a single proceeding before any court of law or similar authority against any Material Group Entity in respect of any Company IP Right and (B) to the Seller's Knowledge, each Material Group Entity owns or has the right to use all such intellectual property rights used in the conduct of its business as of the Signing Date.

(g) Litigation, Disputes. Except as disclosed in **Exhibit 9.4(g)**, no lawsuit is pending (*rechtshängig*) before any state court or arbitrator to which any Material Group Entity is a party (either as claimant or defendant) involving a claim (*Streitwert*) in excess of EUR 300,000 (in words: Euro three hundred thousand) (excluding costs and fees).

(h) Product Liability. Except as disclosed in **Exhibit 9.4(h)**, in the past three (3) years prior to the Signing Date, no Material Group Entity (i) has been requested in writing to recall a product from the market by any competent Administrative Authority, or (ii), has made a product recall.

(i) Employment and Labor Matters.

(i) Key Employees. **Exhibit 9.4(i)(i)** sets forth a list (A) of all managing directors (and their equivalents under foreign law, but excluding, for the avoidance of doubt, members of advisory or supervisory boards) of the Material Group Entities, and (B) of all employees (except if already listed pursuant to lit. (A)) (on a no name basis) of the Material Group Entities whose annual gross base salary (excluding, for the avoidance of doubt, performance-related payments, bonuses and any benefits) in the fiscal year ending on December 31, 2016 exceeded EUR 100,000 (in words: Euro one hundred thousand) (the "**Key Employees**"). Except as disclosed in **Exhibit 9.4(i)(i)**, to Seller's Knowledge, no written notice of termination of the employment of any Key Employee has been given or received nor does any Material Group Entity intend to terminate such employment.

(ii) Collective Bargaining Agreements. To the Seller's Knowledge, **Exhibit 9.4(i)(ii)** includes a list of all material collective bargaining agreements (*Tarifverträge*), social plans (*Sozialpläne*), and reconciliation of interest agreements (*Interessenausgleiche*) (other than any agreements that substantially only implement Applicable Law), to which a Material Group Entity is a party, which currently apply to a Material Group Entity and which contain (A) benefit or incentive plans providing for material rights which will be triggered in the event of a change of control of a Material Group Entity, (B) material limitations on the termination of employment agreements for business reasons (*betriebsbedingte Kündigungen*), and (C) obligations of a Material Group Entity to employ a certain number of employees.

(iii) Pension Plans. **Exhibit 9.4(i)(iii)** includes a list of all material pension schemes (including retirement, widows', dependents', and disability pensions) and old-age part-time schemes and other material employee benefit plans (whether funded or unfunded) relating to retirement, death, disability, medical benefits (other than sick-pay) or anniversary payments pursuant to which any Material Group Entity has outstanding obligations.

(iv) Work accidents. Except as disclosed in **Exhibit 9.4(i)(iv)**, during the last two (2) years prior to the Signing Date no employee of a Material Group Entity (i) has been involved in a work accident and (ii) has made a written claim against a Material Group Entity with respect to occupational health or diseases in excess of EUR 30,000 (in words: Euro thirty thousand) in the individual case.

(j) Transaction Fees. None of the Group Entities has any obligation or liability to pay any brokerage, finders' or other fees or commission to any investment

bank, broker, finder, agent or advisor in connection with the transactions contemplated herein and/or this Agreement (the "**Transaction Fees**"), unless otherwise disclosed in **Exhibit 9.4(j)** or has been or will be reflected in the Purchase Price. Except as disclosed in **Exhibit 9.4(j)** (including in anonymized form) or has been or will be reflected in the Purchase Price, no director, officer or employee of a Group Entity is entitled to any claims in connection with the transactions contemplated in this Agreement against any of the Group Entities including but not limited to severance payments, garden leave or termination rights in connection with this Agreement or its consummation (other than claims for reimbursement of travel expenses and similar out-of-pocket expenses of the relevant employees). To the Seller's Knowledge the Minority Entity is not obliged to pay an exit bonus to Dr. Jörg Brinkmann or any employee of the Group Entities in connection with this Transaction.

(k) Taxes.

(i) The Material Group Entities have (taking into account any permitted extension) timely filed all Tax Returns required to be filed under Applicable Law with the appropriate Tax Authority.

(ii) The Material Group Entities have (taking into account any permitted extension) timely paid all Taxes shown as payable on any valid and enforceable Tax assessment notice issued by any Tax Authority or on any Tax Return filed by them other than Taxes for which a suspension of enforcement of Tax payment obligation (*Aussetzung der Vollziehung*) has been granted or which are being contested in good faith by adequate proceedings.

(l) Real Estate. The Material Group Entities own (*Eigentum*, not *Besitz*) real estate as set forth in **Exhibit 9.4(l)/1**. The Material Group Entities do not own (*Eigentum*, not *Besitz*) real estate at other sites which is material for the Material Group Entities to conduct their business as currently conducted. Except as disclosed in the excerpts of the relevant land register (*Grundbuch*) disclosed in the Data Room Documents with respect to the real estate of the Material Group Entities located in Germany and set forth in **Exhibit 9.4(l)/1** there are no mortgages (*Hypotheken, Grundschulden, Rentenschulden*) of third parties (other than the Group Entities) which would need to be registered in section III of the relevant land register. **Exhibit 9.4(l)/2** includes a list of all real estate lease agreements of the Material Group Entities with third parties (other than Group Entities) exceeding in the calendar year 2016 an annual gross rent of EUR 150,000 (in words: Euro hundred fifty thousand) in the individual case.

(m) Material Agreements. **Exhibit 9.4(m)** contains a list of all written agreements listed under (i) through (v) below to which a Material Group Entity (or, in case of lit. (ii) only, a Group Entity) is a party (other than agreement to which solely Group Entities are a party) and where the principal obligations (*Hauptleistungspflichten*) have not yet been completely fulfilled (the "**Material Agreements**"), provided, however, that with respect to lit. (vi), (viii) and (ix) only those agreements are listed under which the turnover in 2016 has been made:

(i) Loan agreements entered into with third parties for loans in a principal amount of more than EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case;

(ii) guarantees (*Avale, Bürgschaften, selbständige Garantieerklärungen*) and enforceable letters of comfort of any Group Entity securing payment obligations of third parties (other than the Participations and a member of the Xella Related Party Group) in a principal amount of more than EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case;

(iii) agreements with any member of the Xella Related Party Group except for agreements which may be terminated by the relevant Group Entity at six (6) months' notice or less;

(iv) agreements relating to the acquisition or sale of interests in other legal entities or real estate providing, in each case, for a consideration of EUR 1,000,000 (in words: Euro one million) or more;

(v) enterprise agreements (*Unternehmensverträge*) within the meaning of Sections 291, 292 German Stock Corporation Act (*AktG*) or comparable profit sharing or pooling or domination agreements or arrangements under the laws of other jurisdictions (applicable to the relevant Group Entities);

(vi) the (A) top 10 framework agreements with customers, and (B) top 10 supply agreements (excluding agreements with transport and logistic providers), in each case of (A) and (B), by annual turnover in 2016;

(vii) joint venture agreements;

(viii) machinery lease agreements providing for annual payment obligations of more than EUR 150,000 (in words: Euro one hundred fifty thousand) in 2016; and

(ix) in- or out-licensing agreements with respect to intellectual property rights (other than copyrights) providing for annual payment obligations of more than EUR 150,000 (in words: Euro one hundred fifty thousand) in 2016.

None of the Material Agreements (other than certain agreements referred to under lit. (vi), (viii) and (ix) which may have been terminated, amended or replaced in the ordinary course of business in the meantime) has been terminated by a Material Group Entity by giving notice of termination or entering into any termination agreement and no Material Group Entity has, with respect to any such Material Agreement, within the last twelve (12) months prior to the Signing Date, received any written and still extant notice (A) of termination or of a material breach which would give the other party a right to terminate the relevant Material Agreement or (B) alleging that such Material Agreement is void or invalid.

To Seller's Knowledge no Material Group Entity is in material breach or default under any Material Agreement which is reasonably expected to lead to a termination of such Material Agreement by the contractual counterparty.

(n) Material Assets. The Material Group Entities own, or hold lawful possession of, all fixed assets material to the Business as currently conducted (whether tangible or intangible) reflected in the Individual Financial Statements (the "**Material Assets**"), other than assets and inventories (i) which were sold, disposed of or destroyed after December 31, 2016, or (ii) which are subject to customary retention of title arrangements in favor of suppliers (*branchenübliche Eigentumsvorbehalte und Zessionen*).

(o) Permits. Except as disclosed in **Exhibit 9.4(o)**, each Material Group Entity holds every material governmental, regulatory or other permit (including all types of material basic and specific environmental permits and all permits to use the real estate listed in **Exhibit 9.4(l)/1**), authorization and consent, in each case of any competent Administrative Authority, which is required, if any, under applicable public laws (*öffentliches Recht*) to conduct the business of such respective Material Group Entity in all material respects as conducted on the Signing Date (each, a "**Permit**"). Except as disclosed in **Exhibit 9.4(o)**, during the past two (2) years (i) no such Permit has been cancelled, revoked (in full or in part) or, to the Seller's Knowledge, materially amended and (ii) no Material Group Entity has received a written notice by any competent Administrative Authority that it intends to cancel, revoke (in full or in part) or, to the Seller's Knowledge, materially amend any such Permit. 'Materially amend/ed' for purposes of this Section 9.4(o) shall mean an amendment of a Permit such that it had or would have a significant impact on the business of the Material Group Entities as currently conducted.

(p) Subsidies. Except as disclosed in **Exhibit 9.4(p)**, during the past three (3) years prior to the Signing Date no Material Group Entity has received any investment allowances (*Investitionszulagen*), investment subsidies (*Investmentzuschüsse*) and other government or state aids (*Beihilfen*) in each case in excess of EUR 1,000,000 (in words: Euro one million) (each a "**Subsidy**" and collectively, the "**Subsidies**"). Except as disclosed in **Exhibit 9.4(p)**, no Subsidy has been cancelled or revoked and no Material Group Entity has been given notice by any competent Administrative Authority that it intends to cancel or revoke any such Permit. To Seller's Knowledge, the entering into and the consummation of this Agreement will not lead to a situation, where a Material Group Entity might entirely or partially lose a granted Subsidy or where a Material Group Entity might be obliged to entirely or partially repay a granted Subsidy.

(q) Emission certificate trading. Except as disclosed in **Exhibit 9.4(q)**, no Material Group Entity is required to participate in the greenhouse gas emission allowance trading system pursuant to directive 2003/87/EC of the European parliament and of the council dated October 13, 2003 as amended and as implemented by the member states of the European Union.

(r) Compliance

(i) Permit Compliance. Except as disclosed in **Exhibit 9.4(r)(i)**, no Material Group Entity has received during the twenty-four (24) months immediately preceding the Signing Date any still extant written notification from a competent Administrative Authority alleging that such Material Group Entity is materially not in compliance with any Permit.

(ii) Compliance Notifications. Except as disclosed in **Exhibit 9.4(r)(ii)**, no Material Group Entity has received as of the Signing Date still extant written notification from a competent Administrative Authority (including public prosecutor's) alleging that during the twenty-four (24) months immediately preceding the Signing Date an employee of a Material Group Entity has, in violation of any applicable criminal, foreign trade or customs law and in connection with exercising functions for, or doing business on behalf of, any Group Entity (i) offered, promised or granted, directly or indirectly, any benefit in the nature of a bribe, facilitation payment in kind or kick-back to a public official or representative of any Administrative Authority or to any employee or representative of a (potential) business partner, or (ii), laundered money.

To the Seller's Knowledge, no actions as stipulated in the preceding sentence have been identified by compliance officers of the Group Entities and were reported in compliance reports of the Group Entities during the twenty-four (24) months immediately preceding the Signing Date.

(iii) Environmental. During the last three (3) years prior to the Signing Date, no Material Group Entity has received any still extant written notification by any competent Administrative Authority concerning any material violation or alleged material violation of any applicable Environmental Laws relating to the Business which violation or alleged violation is reasonably expected to result in a material adverse effect for the Group Entities as a whole.

(s) Information on Merger Clearances and other Approvals. The information provided by the Seller to the Purchaser and/or Guarantor and/or their Representatives prior to the Signing Date concerning the Seller and the Group Entities with respect to filings for merger clearances in connection with the transaction contemplated in this Agreement (including without limitation as to revenues per country) is complete, accurate and not misleading.

9.5 No Other Representations or Warranties

(a) Subject to the representations, covenants and indemnities expressly contained in this Agreement, it is expressly confirmed and agreed that neither the Seller, nor any of its Affiliates nor any of its and their Representatives has made or assumed, and the Purchaser has not relied on, any other express or implied representations, guarantees, warranties, undertakings or disclosures or similar obligations in connection with this Agreement and the transactions contemplated hereby. The Purchaser agrees to acquire the Sold Shares and the Shareholder Loans in the condition they are in on the Closing Date, based upon

its own inspection, examination and determination with respect thereto (including the due diligence investigation conducted by it).

(b) Subject to the representations, covenants and indemnities expressly contained in this Agreement, the Purchaser confirms that in deciding on the acquisition of the Sold Shares and the Shareholder Loans it has not relied on nor will it make any claim against any member of the Xella Related Party Group nor any of their Representatives in respect of (i) any budget, forecast, estimate or other projection of any nature (including without limitation of projections of future revenues, future results of operations, future cash flows, future financial condition or the future business operations (or any underlying components thereof), or (ii) any other information or documents with respect to the Business or the Group Entities (including without limitation the Data Room Documents or any other Due Diligence Material) made available to the Purchaser or its Representatives prior to the date hereof.

10. SELLER'S COVENANTS

10.1 Conduct of Business Between Signing and Closing

(a) From the date hereof until the point in time when all Closing Actions have been taken or waived in accordance with this Agreement (the "**Interim Period**"), the Seller shall, with respect to the Group Entities, and to the extent permitted by mandatory law and to the extent able as a shareholder and/or partner in such Group Entities, instruct the management of the respective Group Entities accordingly to cause the Group Entities to carry on the Business in the ordinary course, except where the Purchaser consented in writing (including by e-mail) to the respective action or measure.

(b) Actions Requiring Purchaser's Consent. During the Interim Period, the Seller shall, with respect to the Group Entities, and to the extent permitted by mandatory law and to the extent able as a shareholder and/or partner in such Group Entities instruct the management of the respective Group Entity accordingly (such instruction to be made substantially in the form as attached as **Exhibit 10.1(b)**) to cause the Group Entities not to take any of the following actions without the Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed:

(i) acquisitions or disposals of shares or equity interests in any company or partnership;

(ii) material changes or supplements to the articles of association and any joint venture or shareholder agreements for the Material Group Entities;

(iii) increase or decrease of the share capital of the Group Entities;

(iv) acquisitions or disposals of real estate in excess of EUR 250,000 (in words: Euro two hundred fifty thousand) in the individual case;

(v) with respect to the period between the Effective Date and the Closing Date, incur any capital expenditure, by additions or improvements to property, plant or equipment, or otherwise in excess of EUR 500,000 (in

words: Euro five hundred thousand) in the individual case and, with respect to the time period between the Effective Date and the Closing Date, in the aggregate in excess of the amount provided for in the Investment Budget for the first four months of the calendar year 2018;

(vi) pay or incur any third party costs or expenses arising in connection with the transactions contemplated by this Agreement in excess of EUR 100,000 (in words: Euro one hundred thousand) in the aggregate;

(vii) any material change in any method of accounting or accounting practice or policy by any Group Entity, except as required or advisable in the reasonable opinion of the Group Entities due to a change in generally accepted accounting principles by the International Accounting Standard Boards (IASB) or statutory law;

(viii) any lay-off with respect to a significant part of the workforce of the Group Entities (as a whole);

(ix) material reductions of the existing insurance coverage;

(x) the adoption, amendment and termination of domination, profit and loss transfer or any other corporate agreements which are comparable to agreements within the meaning of Sections 291, 292 German Stock Corporation Act (*AktG*) regarding the Group Entities;

(xi) give notice of termination or otherwise terminate the employment or service agreement with a Key Employee employed by a Group Entity, unless such Key Employee provides a cause for such termination;

(xii) terminate or amend in any material respects (x) any of the agreements attached hereto as Exhibit 8.2(a)(iv), or (y) the agreement between Fels-Werke-GmbH and Fels Recycling GmbH on the use of the name component "Fels" dated 4 September 2017;

(xiii) the merger, spin-off, conversion or any other corporate restructuring of the Group Entities;

(xiv) the dissolution of Group Entities; and

(xv) entering into any agreement to take any of the actions set forth under Sections (i) through (xiv).

(c) Purchaser's Consent. With respect to this Section 10.1, the Purchaser hereby consents to any of the actions, measures and transactions (i) set forth in **Exhibit 10.1(c)/1** or reflected in any business plan Fairly Disclosed in the Data Room Documents, in the investment budget for the calendar year 2017 or the investment budget for the calendar year 2018, both as attached hereto as **Exhibit 10.1(c)/2** (the "**Investment Budget**") and/or hiring budget Fairly Disclosed in the Due Diligence Material, (ii) to be taken or performed pursuant to the provisions of this Agreement (including without limitation in preparation of the satisfaction of the Closing Condition and the Closing Actions), (iii) necessary to implement the Reorganization, and in each case ((i), (ii) and (iii))

any actions, measures and transactions required or expedient in connection therewith.

(d) Requests for Consent. Any requests by the Group Entities or the Seller for the Purchaser's consent should be addressed to the persons set forth in **Exhibit 10.1(d)** (the "**Contact Person**") by e-mail or fax using the contact details set forth in Exhibit 10.1(d). In the event that none of the Contact Persons oppose a request by fax, within five (5) Business Days after receipt of the fax or email, respectively, the Purchaser shall be deemed to have consented to the respective action. For the avoidance of doubt, any deemed or other consent shall not oblige the Group Entity concerned to take the action or measure for which such consent was requested.

(e) Time Limitation. The obligations of the Seller under the covenants set forth in this Section 10.1 shall lapse at the Closing Date.

10.2 No Leakage

(a) No Leakage Undertaking. The Seller hereby undertakes that in the period after the Effective Date until the point in time when all Closing Actions have been taken or waived in accordance with this Agreement there will not be any Leakage.

(b) Payment Obligation. Subject to Section 10.2(c) below, the Seller undertakes to the Purchaser that if there is a breach of any of the undertakings set out in Section 10.2(a) above, the Seller shall, following Closing, pay or procure payment in cash to the Purchaser on demand a sum equal to the amount of such Leakage.

(c) Lapse of Claims. Other than in case of the Seller's willful default, the liability of the Seller pursuant to this Section 10.2 shall terminate on the date falling fifteen (15) months after Closing unless the Purchaser has notified the Seller of a breach of the undertakings set out in Section 10.2 before that date stating in reasonable detail the nature of the alleged breach, in which case, in relation to any relevant breaches notified, the Seller shall remain liable until any relevant claims have been satisfied, settled or withdrawn. Any claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six (6) months after the notice is given pursuant to this Section 10.2, unless legal proceedings in respect of it have been filed by the Purchaser. No new claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn claim. Section 203 of the German Civil Code (*BGB*) shall not apply.

(d) "**Leakage**" means, except for Permitted Leakage,

(i) any payment or declaration of dividend or similar distribution (whether in cash or in kind) or any return of capital (i.e. by reduction of capital or redemption or purchase of shares) from any Participation in each case to, or on behalf of, or for the benefit of any member of the Xella Related Party Group;

(ii) any payment by any Group Entity of the fees and expenses of any advisor to the Seller (including any brokerage or finder's fee) in connection with the Transaction;

(iii) assumption or granting of any guarantees, comfort letters or security interests of any kind by a Group Entity not related to the Business for any financial debt owed by any member of the Xella Related Party Group;

(iv) a Group Entity assuming any liability or obligation from any member of the Xella Related Party Group without adequate consideration, unless in the ordinary course of business;

(v) a Group Entity granting any loan to, or paying interest on any loan granted by any member of the Xella Related Party Group and/or their officers and directors;

(vi) a Group Entity transferring or purchasing any assets to the benefit of any member of the Xella Related Party Group at an undervalue, unless in the ordinary course of business;

(vii) a Group Entity entering into any agreement (not contemplated by this Agreement) with any member of the Xella Related Party Group unless on an arms' length basis;

(viii) waiver of any monetary claim (A) by any Group Entity vis-à-vis any member of the Xella Related Party Group or (B) by a Minority Entity vis-à-vis any member of the Xella Related Party Group if such waiver has been made on request of a Xella Related Party Group, in each case, only if without adequate consideration,

(ix) any payment of exit bonuses by a Group Entity to the management of a Group Entity in connection with this Transaction;

(x) a Group Entity or, if applicable, a Minority Entity, entering into any agreement or undertaking to take any of the actions set forth under (i) through (ix) above.

(e) "**Permitted Leakage**" means (i) the payments in cash or other Leakages made, or to be made, by the Company or any other Group Entity to any member of the Xella Related Party Group (A) which are set out in **<u>Exhibit 10.2(e)</u>** or have been reflected in the Purchase Price, (B) pursuant to any intercompany agreement between any of the Group Entities and a Xella Related Party Group, (aa) which has been Fairly Disclosed in the Data Room Documents (including interest payments in accordance with the terms of the Shareholder Loans (each such payment a "**Permitted Interest Payment**"), or (bb) which has been amended or newly entered into in connection with the Reorganization (C) with the consent of the Purchaser, (D) which are disclosed, permitted, or foreseen elsewhere in this Agreement, (E) pursuant to any Clearing Agreement and/or Interim Shareholder Loan Agreement or (F) in connection with group contributions (*Konzernumlage*) (including corrective payments (*Nachzahlungen*)) in the ordinary course of business for time periods up to and including December 31, 2017 whether charged and/or paid in the calendar year

2017 or 2018 or (ii), any Leakage where the respective Leakage has been reversed prior to or as of the Closing Date or where payment for such Leakage has been advanced to the Group Entity prior to the Closing Date but after the Effective Date. The Parties agree that the Seller shall reimburse the Purchaser for the Permitted Interest Payment by deducting such amount from the Purchase Price payable at the Closing Date as set forth in Section 8.2(a)(x).

11. PURCHASER'S AND GUARANTOR'S REPRESENTATIONS

The Purchaser and the Guarantor hereby represent to the Seller in the form of an independent promise of guarantee (*selbständiges Garantieversprechen*) within the meaning of Section 311 of the German Civil Code (*BGB*) that the Purchaser's representations in Section 11.1 through Section 11.5 below are true and correct as of the Signing Date, unless it is specifically provided that a representation is made as of a different or additional date or dates, in which case the representation shall be true and correct as of such different or additional date or dates.

11.1 Status of the Purchaser and the Guarantor

(a) Corporate Status. As of the Signing Date hereof and as of the Closing Date, the Purchaser is a German limited liability company, duly incorporated and validly existing under the laws of Germany, and the Guarantor is an Irish limited liability company, duly incorporated and validly existing under the laws of Ireland.

(b) Authority. The Purchaser and the Guarantor have the corporate power and authority to enter into this Agreement and to perform their obligations hereunder and thereunder and to consummate the Transaction, including, with respect to the Purchaser, to acquire (pursuant to this Agreement) the Sold Shares and the Shareholder Loans.

(c) Due Authorization. As of the Signing Date and as of the Closing Date, (i) all required approvals of any corporate bodies of the Purchaser and the Guarantor for the execution of this Agreement and the consummation of the transactions contemplated hereunder are given, and (ii) such execution and consummation do not violate any provisions of the articles of association, certificate of incorporation, bylaws or equivalent constitutional document of the Purchaser and the Guarantor.

(d) No Insolvency. As of the Signing Date and as of the Closing Date, no insolvency proceedings (*Insolvenzverfahren*) have been opened over the assets of the Purchaser or the Guarantor. There are no insolvency proceedings or insolvency investigations pending or threatened against the Purchaser or the Guarantor which could prevent or materially delay the consummation of the transactions contemplated under this Agreement.

(e) No Violation. As of the Signing Date and as of the Closing Date, the execution and consummation of this Agreement by the Purchaser and Guarantor and the performance of the transactions contemplated hereunder (i) do not violate any Applicable Law or any judicial or governmental order (*gerichtliche oder behördliche Verfügung*) by which the Purchaser and/or the Guarantor are bound, and (ii) do not require any approvals, consents or permits. There are no

proceedings or investigations whatsoever pending or threatened against the Purchaser, the Guarantor or any other member of the Purchaser Group which would prevent or materially delay the consummation of the transaction contemplated under this Agreement.

(f) Binding Agreement. As of the Signing Date and as of the Closing Date, this Agreement and all other agreements executed or to be executed in connection therewith have been or will be duly executed on behalf of the Purchaser and the Guarantor and constitute binding obligations of the Purchaser and the Guarantor, enforceable against them in accordance with the respective terms and conditions.

11.2 Financial Capability

(a) As of Signing Date and the Closing Date, the Purchaser and the Guarantor have sufficient committed funds irrevocably and unconditionally available (either in form of own funds or in form of committed equity or debt financing and, in case of any debt financing, on a customary European "certain funds" basis) to make all payments required under and in connection with this Agreement when due. The Purchaser and the Guarantor undertake not to use such funds for any purpose other than for the financing of their obligations under and in connection with this Agreement.

(b) True, complete and unredacted copies of all agreements the Purchaser and the Guarantor have entered into with third parties in connection with the financing (equity and/or debt) of the transactions contemplated under and in connection with this Agreement are attached hereto as **Exhibit 11.2(b)** (the "**Financing Documents**"). There are no other arrangements or agreements with respect to such financing. As of the Signing Date and the Closing Date, each of the Financing Documents is a legal, valid and binding obligation of the parties thereto and in full force and effect and not subject to any conditions other than as set forth therein.

(c) As of the Signing Date, no event has occurred or is continuing which would reasonably be expected to (i) constitute a breach of any Financing Document, (ii) result in a failure of any condition in any Financing Document to be satisfied, or (iii) result in the commitments under any Financing Document being unavailable at the Closing Date.

11.3 No Knowledge of Breach

As of the Signing Date, following the review and investigation made by the Purchaser, the Guarantor and their Representatives, neither the Purchaser, nor the Guarantor, nor any of their Affiliates, nor their respective Representatives, have actual knowledge (*tatsächliche Kenntnis*) of any facts or circumstances which could give rise to claims against the Seller for breach of any Seller's Representation or other covenant, obligation or undertaking in this Agreement.

11.4 Acquisition for the Purchaser's Own Account

The Purchaser is purchasing the Sold Shares on its own account and not with a view to or for sale in whole or in part, directly or indirectly (including without limitation by way of equity syndication), within twelve (12) months after the Closing Date.

11.5 Information on Merger Clearances and other Approvals

The information provided by the Purchaser and Guarantor to the Seller and/or its Representatives prior to the Signing Date concerning the Purchaser, the Guarantor and their respective member of the Purchaser Group with respect to filings for merger clearances in connection with the transaction contemplated in this Agreement (including without limitation as to revenues per country) is complete, accurate and not misleading. Any assessments of the Purchaser and/or the Guarantor provided to the Seller with respect to required filing obligations have been prepared in good faith and with due care.

11.6 Remedies

In the event that the Purchaser and/or the Guarantor is in breach of any guarantee pursuant to this Section 11, the Purchaser shall indemnify (*freistellen*) and hold harmless (*schadlos halten*) the Seller and all members of the Xella Related Party Group from any damages incurred by the Seller, and any member of the Xella Related Party Group, in connection therewith. All claims of the Seller arising under this Section 11 shall become time-barred on the third (3rd) anniversary of the Signing Date.

12. REMEDIES FOR BREACHES BY THE SELLER

12.1 Breach; Indemnification; Losses

(a) Consequences of Breach. Subject to the provisions of this Section 12, if any Seller's Representation is incorrect or if the Seller is in breach of any other indemnity, covenant, obligation or undertaking contained in this Agreement (a "**Breach**"), the Seller shall put the Purchaser or, at the election of the Purchaser, the Group Entity concerned, into the same position it would be in, if the Breach had not occurred (*Naturalrestitution*). If and to the extent remediation in kind has not been effected by the Seller within a period of two (2) months after a written request for such remediation has been made by the Purchaser, the Purchaser shall be entitled to request from the Seller only compensation in cash (*Schadensersatz in Geld*) for any Losses (as defined below) incurred by the Purchaser or any Group Entity. Any payments made by Seller pursuant to this Agreement shall be treated by the Parties as adjustments to the Share Purchase Price except as otherwise required by Applicable Law.

(b) Definition of Losses. "**Losses**" shall mean all actual damages (within the meaning of Sections 249 *et seq.* of the German Civil Code (*BGB*)) incurred, including any reasonably foreseeable indirect (*mittelbare*) and reasonably foreseeable consequential damages (*Folgeschäden*) as well as income Taxes payable as a result of any compensation of Losses, but excluding (i) any potential or actual reduction in value (*Minderung*) of any Group Entity beyond the actual damage incurred, (ii) any not reasonably foreseeable indirect (*mittelbare*) or not reasonably foreseeable consequential damages (*Folgeschäden*), (iii) any lost profits (*entgangener Gewinn*), (iv) any frustrated expenses (*vergebliche Aufwendungen*) within the meaning of Section 284 of the German Civil Code (*BGB*), (v) any internal administration and overhead

costs, (vi) any damages resulting from the fact that the Purchase Price or any component thereof was calculated upon incorrect assumptions or would otherwise have been different in the absence of a Breach, (vii) any loss of goodwill or any reputational damages, and (viii) losses incurred by a failure to realize synergies between the Group Entities and the Purchaser Group.

(c) No multipliers. For purposes of computing the amount of any Loss purchase price, earnings or investment multipliers or similar effects under other purchase price calculation methods shall not be taken into account.

(d) Pro-rata principle. Any Losses incurred at the level of a Participation which is not (directly or indirectly) wholly owned by the Company shall be taken into account only on a *pro rata* basis in proportion to the direct or indirect shareholding of the Company (*durchgerechnete indirekte Beteiligung*) as of the Closing Date.

(e) Computation of Losses. The present value of any benefits received by the Purchaser or the Participations in connection with or as result of the Breach (including, without limitation, avoided losses, tax benefits and savings, and increases in the value of any asset owned by the Group Entities (*Abzug neu für Alt*)) shall be deducted for the purpose of computing the Losses (*Vorteilsausgleich*).

(f) Exclusions of Seller's Liability. The Seller shall not be liable for any Breach, and the Purchaser shall not be entitled to bring any claim under or in connection with this Agreement, if and to the extent that:

(i) either the Purchaser or any other member of the Purchaser Group or their respective Representatives have caused or participated in causing (*verursacht oder mitverursacht*) or have aggravated such Breach or any Losses resulting therefrom or failed to mitigate Losses pursuant to Section 254 of the German Civil Code (*BGB*);

(ii) the matter underlying the Breach has been taken into account (A) with respect to the items covered by Cash, Financial Debt and Net Working Capital in the Effective Date Accounts or (B) with respect to items not covered under lit. (A) in the financial information with respect to or in the last financial statements of the respective Group Entity in each case of lit. (B) as disclosed in the Data Room Documents as a write-off (*Abschreibung*), value adjustment (*Wertberichtigung*), liability (*Verbindlichkeit*) or provision (*Rückstellung*);

(iii) the Losses are recovered from a third party (other than any of the Group Entities) or under an insurance policy in force until the Closing Date (including in the event that such policy was not maintained after the Closing Date), it being understood that the Purchaser shall be obliged to use best efforts to recover the respective amounts;

(iv) the Losses are recovered under a W&I insurance, it being understood that the Purchaser shall be obliged to use best efforts to recover the respective amounts;

(v) the facts and circumstances underlying the Breach were actually known (*positive Kenntnis*) by the Purchaser, the Guarantor, a member of the Purchaser Group or their Representatives as of the Signing Date, provided that the Purchaser and the Guarantor shall in any event be deemed to have knowledge of all matters disclosed in the Exhibits or elsewhere in this Agreement or which were Fairly Disclosed in the Due Diligence Material; this clause 12.1(f)(v) shall not apply to any Breach of the Seller's Representation in Sections 9.3 and claims and rights under Section 13;

(vi) the Losses result from or are increased by the passing of, or any change in, after the date hereof, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually in effect as of the Effective Date;

(vii) the matter to which the Breach relates results in any benefits, advantages or savings, including by refund, set-off or reduction of Taxes and benefits resulting from the lengthening of any amortization or depreciation period, higher depreciation allowances, step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (*Phasenverschiebung*), in each case to the Group Entities or any member of the Purchaser Group; or

(viii) the Losses were caused (*verursacht*) or increased (*Schadensvertiefung*) by the Purchaser's failure to comply with the obligations under Section 12.2 below.

(g) USB Flash Drive. An electronic copy of the Data Room Documents shall be deposited on the Signing Date with notary public Dr. Sabine Funke, with offices in Frankfurt am Main, Germany, for purposes of providing evidence in accordance with the provisions of a deposit agreement to be entered into immediately following the execution of this Agreement on the date hereof substantially in the form attached hereto as **Exhibit 12.1(g)**.

(h) Exclusions. Section 442 para 1 of the German Civil Code (*BGB*) as well as Section 377 of the German Commercial Code (*HGB*) and the principles contained therein shall not apply to this Agreement.

(i) Refund. Any payments actually made by the Seller in order to discharge a liability, which subsequently is or becomes excluded or reduced under this Section 12, shall be refunded by the Purchaser to the Seller without undue delay, but in any event within ten (10) Business Days after the Purchaser or a member of the Purchaser Group has become aware of the exclusion or reduction. The Purchaser undertakes to inform the Seller, without undue delay, about any event which may trigger an exclusion or reduction of liability, or a refunding obligation. If, and to the extent, that the Seller compensates the Purchaser for a Breach, the Purchaser shall promptly assign, or procure to have assigned, to the Seller all claims a Group Entity, the Purchaser, or any other

Affiliate of the Purchaser might have against any third party in connection with the event that caused such Losses for which the Seller grants the Purchaser indemnification. If an assignment of such claims is not possible for legal reasons, the Purchaser shall procure that the Seller is economically put in a position as if such assignment had been effected.

(j) No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one claim.

(k) Contingent liabilities. If a claim by the Purchaser is based upon a liability which is contingent only, the Seller shall not be liable unless and until such contingent liability gives rise to an obligation to make a payment. This is without prejudice to the right of the Purchaser to give notice under Section 12.2 before such time.

12.2 Procedures

(a) Breach Notice; Access to Information. If the Purchaser, the Guarantor or any other member of the Purchaser Group is or becomes aware of any facts or circumstances which make it reasonably likely that there has been a Breach, the Purchaser shall, without undue delay, but in no event later than within a period (*Ausschlussfrist*) of thirty (30) Business Days following the discovery of such facts and circumstances, give the Seller written notice thereof (the "**Breach Notice**"). The Breach Notice shall state in reasonable detail the nature of the alleged Breach and, to the extent feasible, the amount of Losses resulting therefrom. To the extent required by the Seller to assess the alleged Breach and the resulting Losses, the Purchaser shall provide, and shall cause the Group Entities to provide, to the Seller and its Representatives access during normal business hours to their relevant books, records, assets, premises, employees and their management (as well as copies of relevant documents and other information). The Parties hereby agree that any claim that the Purchaser notifies by way of a Breach Notice to the Seller shall (if it has not previously been satisfied, settled or withdrawn) cease to exist (*erlöschen*) if the Purchaser does not initiate, within the earlier of (i) six (6) months after the Parties have started to negotiate such dispute and (ii) nine (9) months following receipt of the Breach Notice by the Seller at the latest, arbitration proceedings against the Seller in accordance with Section 18.10 below. Failure or delay in notifying the Seller in accordance with sentence 1 of this Section 12.2(a) shall not relieve the Seller from any liability towards the Purchaser, except and only to the extent that such failure or delay increases the Losses for which the Seller is liable under Section 12.1.

(b) Third-party Claims. In case of proceedings, judgments, administrative acts or third-party claims (including claims by Administrative Authorities) which are directed against the Purchaser or any other member of the Purchaser Group and which are or may become the basis of a Breach (a "**Third-Party Claim**"), the Purchaser shall, without prejudice to its obligations under Section 12.2(a) above, provide, and shall cause the members of the Purchaser Group to provide to the Seller, together with the Breach Notice or as soon as possible thereafter,

copies of all documents setting forth the Third-Party Claim and its underlying facts and circumstances.

(i) Subject to the Purchaser being indemnified by the Seller against external costs and expenses reasonably incurred by the Seller in connection with the defense (including advisors' fees) in respect of that Third-Party Claim (but without limiting the cost bearing rule in lit. (C) below):

(A) the Purchaser shall defend or settle each Third-Party Claim upon the request and in accordance with the instructions of the Seller, and if legally permitted and requested by the Seller, the Purchaser shall give the Seller the opportunity to defend or settle such claim, at its sole discretion;

(B) the Seller shall be entitled to participate in and direct all negotiations and correspondence with the third party and to appoint and instruct counsel; and

(C) To the extent that it is determined in judicial (including arbitral) proceedings (*gerichtlich festgestellt*) that a Breach occurred, all costs and expenses incurred by the Seller in defending the Third Party Claim shall be borne by the Seller. If the applicable court or arbitral panel determines that no Breach occurred, any external costs and expenses reasonably incurred by the Seller in connection with the defense (including advisors' fees) shall be borne by the Purchaser. The Purchaser shall be kept fully informed of and consulted about such litigation or proceeding.

(ii) Regardless of whether the Seller elects to defend the Third Party Claim or not, the Purchaser shall (and shall cause the members of the Purchaser Group to) fully cooperate with the Seller as requested by the Seller for the purpose of avoiding, disputing, defending, appealing, compromising or contesting the Third-Party Claim and shall (and shall cause the members of the Purchaser Group to) (i) provide to the Seller and its Representatives access during normal business hours to the relevant books, records, assets, premises, employees and their management (as well as copies of relevant documents and other information), (ii) afford the Seller reasonable opportunity to comment on and discuss with the Purchaser and the members of the Purchaser Group any actions which are necessary or appropriate to be taken or omitted for the defense of the Third Party Claim, (iii) afford the Seller the opportunity to comment on and review any reports and documents and to participate in all relevant audits, court hearings and any meetings, (iv) deliver to the Seller without undue delay copies of all relevant orders (*Bescheide*), decisions, filings, motions and other documents of any court, authority or party to the conflict, (v) diligently conduct the defense (to the extent not controlled by the Seller) in order to mitigate Losses, and (vi) not acknowledge or settle the Third Party Claim without the Seller's prior written consent. Any costs and expenses incurred by the Purchaser or a member of the Purchaser Group in connection with the cooperation or defense shall be borne by the Purchaser and/or the member of the Purchaser Group,

except for any Losses to be indemnified by the Seller under this Agreement.

12.3 Limitations of the Seller's Liability

(a) De Minimis Amount; Deductible Amount. The Seller shall be liable for Losses resulting from any individual Breach (other than for Breaches of any Seller's Representations in Section 9.3, 9.4(k) and Section 10.2 as well as Section 13) only if and to the extent that such Losses exceed an amount of EUR 250,000 (in words: Euro two hundred and fifty thousand) (the "**De Minimis Amount**") and the aggregate amount of all Losses resulting from individual Breaches (other than for Breaches of any Seller's Representations in Sections 9.3 and 9.4(k) and for Breaches of Sections 10.2 and 13) which have resulted in Losses above the De Minimis Amount exceeds EUR 3,000,000 (in words: Euro three million) (the "**Deductible Amount**"), in which case only the excess amount shall be recoverable (*Freibetrag*). A series of claims for a Breach related to the same underlying circumstances (*gleicher Lebenssachverhalt*) shall be treated as a single Breach for purposes of this clause.

(b) Caps.

(i) Seller's Insurance Cap. The Seller's aggregate liability for Breaches of the Seller's Representations set forth in Section 9.4 above (including Section 9.4(k)) and any claims under the Tax indemnity in Section 13 below (*i.e.*, Tax Indemnification Claims and any other claim under Section 13) shall be limited to EUR 1 (in words: Euro one).

(ii) Seller's General Cap. The Seller's aggregate liability for Breaches of the indemnities (including claims under the Tax indemnity in Section 13 below (*i.e.*, Tax Indemnification Claims and any other claim under Section 13)), covenants, agreements, undertakings or other obligations of the Seller under this Agreement (other than for Breaches of Section 10.2) shall be limited to an aggregate maximum amount of EUR 30,000,000 (in words: Euro thirty million).

(iii) Seller's Overall Cap. The Seller's aggregate liability for Breaches of all Seller's Representations (including the Seller's Representations in Section 9.3 above) as well as for all indemnities (including claims under the Tax indemnity in Section 13 below (*i.e.*, Tax Indemnification Claims and any other claim under Section 13)) and undertakings pursuant to Section 10.2 of the Seller under this Agreement shall in any event be limited to an aggregate maximum amount of 100% (in words: one hundred percent) of the Share Purchase Price received by the Seller.

(iv) Limitation Periods. Except for a Breach of the Seller's Representation in Section 9.4(k), for which Section 13.3 applies and other than explicitly otherwise provided in this Agreement, any and all claims of the Purchaser under this Agreement (including for Breaches of all Seller's Representations, indemnities, covenants, agreements or undertakings) shall become time-barred (*verjähren*) one (1) year following the Closing Date, except that (i) claims of the Purchaser which result from Breaches of the Seller's Representations in Section 9.3 above or which are specific

performance claims (*Erfüllungsansprüche*) to transfer title to the Sold Shares or the Shareholder Loans shall become time-barred (*verjähren*) three (3) years following the Closing Date, (ii) claims arising as a result of intentional breaches (*Vorsatz*) within the meaning of Section 202 of the German Civil Code (*BGB*) shall be time-barred upon expiry of the statutory time limitation period, and (iii) claims under Section 13 below shall be time-barred pursuant to Section 13 below. Section 203 of the German Civil Code (*BGB*) shall not apply.

(c) W&I Insurance. It is hereby acknowledged and agreed by the Parties that the Purchaser's sole remedy in addition to the amount of EUR 1 (in words: Euro one) for Breaches of the Seller's Representations in Section 9.4 above and claims under the Tax indemnity in Section 13 below (*i.e.*, Tax Indemnification Claims and any other claim under Section 13) shall be claims the Purchaser has in respect of such Breaches under a W&I insurance taken out by the Purchaser (the "**Purchaser's W&I Insurance**"). The Parties acknowledge and agree that the limitation pursuant to Section 12.3(b)(i) shall apply irrespective of whether the Purchaser actually takes out the Purchaser's W&I Insurance or whether the relevant claim is covered by the Purchaser's W&I Insurance. The costs for any Purchaser's W&I Insurance shall be borne exclusively by the Purchaser.

12.4 No Additional Rights or Remedies

(a) Sole Remedy. The remedies which the Purchaser and the Guarantor may have against the Seller for a Breach shall be solely governed by this Agreement and shall be the exclusive remedies available to the Purchaser and the Guarantor. To the extent permitted by law, any claims and remedies other than those explicitly provided for in this Agreement, regardless of their nature, amount or legal basis, are hereby expressly waived and excluded.

(b) Exclusion. Without limiting the generality of the preceding sentence, (i) any right of the Purchaser and/or the Guarantor to lower the Purchase Price (*Minderung*), to withdraw (*Rücktritt*) from or terminate (*kündigen*) this Agreement or to require the winding up of the transaction contemplated hereunder on any other legal basis (*e.g.*, by way of *großer Schadenersatz*), (ii) any claims for breach of pre-contractual obligations (*culpa in contrahendo*) including but not limited to claims arising under Sections 241 para 2, 311 para 2, para 3 of the German Civil Code (*BGB*) and it being clarified in particular that it is agreed that such claims may not be based on any alleged requirement for the Seller (or for any Person whose knowledge is attributed, or purported to be attributed, to the Seller) under or in connection with this Agreement to undertake investigations or inquiries in respect of Seller's Representations (whether qualified by Seller's Knowledge or not), (iii) any claims for breach of ancillary obligations (*Nebenverpflichtungen*), including but not limited to claims under Sections 241, 280 of the German Civil Code (*BGB*), (iv) any rights of the Purchaser and/or the Guarantor based on frustration of contract pursuant to Section 313 of the German Civil Code (*BGB*) (*Störung der Geschäftsgrundlage*), (v) all remedies of the Purchaser and/or the Guarantor for defects of the purchase object under Sections 437 through 441 of the German Civil Code (*BGB*) and for specific performance, and (vi) all claims based on the application of Sections 166 or 278 of the German Civil Code

(*BGB*) are hereby expressly excluded and waived by the Purchaser and the Guarantor.

12.5 Non-Application

None of the limitations in this Section 12 shall limit the liability of the Seller for fraud (*arglistige Täuschung*) or willful misconduct (*Vorsatz*), provided, however that the Seller's liability for any liability for fraud (*arglistige Täuschung*) or willful misconduct (*Vorsatz*) of any person assisting the Seller in the performance of its obligations in the meaning of Section 278 BGB (*Erfüllungsgehilfe*) shall remain excluded.

13. TAX INDEMNITY

13.1 Tax Indemnification

The Seller shall pay, at the Purchaser's discretion, either (i) to the relevant Group Entity or (ii) to the Purchaser the amount of any Relevant Taxes (the "**Tax Indemnification Claim**"), except for

(a) if and to the extent that the Relevant Taxes have been paid to the competent Tax Authority and the cost of such payment was borne by the Seller or an entity in which the Seller holds, directly or indirectly, the majority of the shares, equity interests or voting rights (other than the Group Entities);

(b) if and to the extent that one of the relevant Group Entities or any successor to all or parts of their business has a corresponding and enforceable claim for repayment, reimbursement or indemnification against a third party;

(c) if and to the extent that the Relevant Taxes are the result of any change in law coming into force after the Closing Date;

(d) if and to the extent that the Relevant Taxes are the result of (i) any change in the accounting and taxation principles or practices of any of the Group Entities or any successor to all or parts of their business (including the methods of submitting Tax Returns) introduced by the Purchaser after the Closing Date and for a Pre-Accounts Date Tax Period except if required by virtue of the Tax law, or (ii) any transaction, action or omission (including the change in the exercise of any Tax election right, the approval or implementation of any reorganization measure or the sale of any asset) taken by Purchaser or the relevant Group Entity or any successor to all or parts of their business after the Closing Date which has a direct legal retro-active effect according to Tax law for a Pre-Accounts Date Tax Period;

(e) if and to the extent that the Purchaser and/or any relevant Group Entity or any of their Affiliates or any successor to all or parts of their business is entitled to any benefit by refund, set-off or reduction of Taxes as a result of the circumstances giving rise to a Tax Indemnification Claim in which context the amount of any such benefits shall be calculated on the basis of the Agreed Tax Rates and under the assumptions (i) that the relevant entity is and will remain in a Tax paying position, (ii) that such benefit is realized within a period of ten (10) years and (iii) a discount factor of 5% per annum is applied (an "**Indemnification Tax Benefit**"). In particular, without limitation, this shall

apply to any Indemnification Tax Benefit resulting from a lengthening of any amortization or depreciation period or higher depreciation allowances;

(f) if the Purchaser fails to comply with any of its covenants, obligations or any other kind of commitment set forth in Section 13.2 provided that Purchaser's failure to comply with the obligations under Section 13.2 has caused or increased the Relevant Taxes;

(g) if and to the extent the income resulting in the respective Tax may be offset against a loss carry back or loss carry forward stemming from Pre-Accounts Date Tax Periods;

(h) if and to the extent that the aggregate amount of the Relevant Taxes is reflected either as a liability (*Verbindlichkeit*) or as an accrual (*Rückstellung*) (A) with respect to the items covered by Cash, Financial Debt and Net Working Capital in the Effective Date Accounts or (B) with respect to items not covered under lit. (A) in the financial information with respect to or in the last financial statements of the respective Group Entity in each case of lit. (B) as disclosed in the Data Room Documents.

Further Seller shall pay, at the Purchaser's discretion, either (i) to the relevant Group Entity or (ii) to the Purchaser the amount of any Taxes that are directly or indirectly caused by any Reorganization in the meaning of Section 14.1 even, if such Taxes relate to periods post Effective Date ("**Reorganization Taxes**") if and to the extent the Reorganization Taxes are not reflected with respect to the items covered by Cash, Financial Debt and Net Working Capital in the Effective Date Accounts or (B) with respect to items not covered under lit. (A) in the Individual Financial Statements. Reorganization Taxes shall be calculated based on a stand-alone pro forma assessment (*stand alone as if assessment*) applying the Agreed Tax Rates. The Seller shall procure that the Xella Group and (until Closing) the Group Entities fulfil their respective notification obligations and Tax filing obligations relating to the Reorganization.

If and to the extent the Seller directly or indirectly holds less than 100% of the relevant Group Entity, the Tax Indemnification Claim shall be limited to the total amount to be indemnified multiplied by Seller's direct or indirect shareholding percentage.

Any payment on the Tax Indemnification Claim shall be due and payable within ten (10) Business Days after the Seller has been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and has received a copy of the relevant Tax assessment notice (*Steuerbescheid*) of the Tax Authority if such Tax assessment notice is to be issued under the applicable law, but in no case earlier than 5 (five) Business Days before the Tax to be indemnified is due and payable to the Tax Authority. On written request of the Seller the Purchaser shall provide to the Seller any document, information or data which may enable the Seller to review the validity of the indemnification request. On written request of the Seller the Purchaser shall ensure that the relevant Group Entity applies for a deferred payment date. If a Tax case is still open but Taxes are due and payable any indemnification payment shall be considered as an advanced payment to the Purchaser. If subsequently the Tax for which the advanced payment has been made is reduced again by way of Tax assessment or otherwise lowered the difference between the higher advance payment and the lower Tax liability shall be reimbursed by the Purchaser to the Seller within ten (10) Business Days after

the Purchaser, the relevant Group Entities or any successor to all or parts of their business has actually received the difference between the higher advance payment and the lower Tax liability from the Tax Authorities, including all net interest (i.e. after tax thereon) related thereto.

13.2 Cooperation on Tax Matters

(a) The Purchaser shall (and shall procure that the Group Entities do) reasonably cooperate with the Seller, and their advisors in connection with any Tax matter relating to the Pre-Accounts Date Tax Period including, without limitation, any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation with respect to such period. The Purchaser shall (and shall procure that the Group Entities do) keep and make available to the Seller at usual business hours all books, records and information relating (wholly or partly) to or which may be relevant for the Pre-Accounts Date Tax Period and - within the safekeeping period for such books, records and information according to applicable law - give the Seller notice prior to discarding or destroying any such books, records or information and – in such case - allow the Seller to take possession of any such books, records or information.

(b) The Purchaser shall prepare and file, or cause the Group Entities to prepare and file, at the Seller's expense all annual Tax Returns. The Purchaser shall ensure that (i) any annual Tax Returns are filed when due and in accordance with past practice and applicable laws (including prior Tax elections and accounting methods or conventions made or utilized by such Group Entity), (ii) any annual Tax Returns are forwarded at least thirty (30) Business Days prior to filing to the Seller for review and comments, (iii) any annual Tax Returns are not filed without the prior written consent of the Seller, which shall not be unreasonably withheld, and comments by the Seller shall be reasonably taken into account, and (iv) any annual Tax Returns are not amended or changed without the prior written consent of the Seller, which shall not be unreasonably withheld, except (in the cases of (iii) and (iv)) above) to the extent that a filing or an amendment differing from the Seller's instructions is required by mandatory law, high court decisions or published view of the Tax Authorities.

(c) The Purchaser shall without undue delay notify the Seller of any announcement and commencement of any Tax Proceeding. The notification shall be made in writing and without undue delay after the Purchaser and/or the Group Entities became aware of such event and shall contain reasonable factual information describing the object of the Tax Proceeding and shall include copies of any assessment notice or other document received from any Tax Authority related to the respective Tax. On written request of the Seller, the Purchaser shall procure that the Seller obtains any document or information (including any books and records) which may be relevant for the Seller in this respect.

13.3 Time Limitation

Any claims of the Purchaser under this Section 13 shall become time-barred upon expiry of (i) six (6) months after receipt of a formally and materially binding Tax assessment, in the case of Taxes imposed by a Tax Authority that provides a Tax assessment or (ii) six (6) month following the final expiration of the relevant statute of limitations (taking

into account any suspension of statute of limitation) in the case of Taxes imposed by a Tax Authority not described in the preceding clause (i). Any claims of the Seller and under this Section 13 shall become time-barred upon expiry of six (6) months after the notification of the Seller by the Purchaser of any claim of the Seller arising under this Section 13.

14. REORGANIZATION

14.1 Reorganization

The Seller shall apply its reasonable best efforts that the Reorganization is implemented in all material respects in accordance with **Exhibit 14.1** prior to the Closing Date or as soon as practicable following the Closing Date. To the extent that the implementation of the Reorganization in accordance with Exhibit 14.1 has not been completed by the Closing Date, the Seller shall procure (with the cooperation of the Purchaser in accordance with Section 14.2) that such implementation is achieved as soon as reasonably practicable after the Closing Date but in no event later than 31 December 2018. It being understood that Seller's obligation to procure pursuant to the preceding sentence shall be deemed satisfied upon the Seller having taken such action set forth in the column "Action to be procured by the Seller" on Exhibit 14.1.

14.2 Cooperation

The Purchaser undertakes to cooperate in good faith and assist, and to ensure (*dafür einstehen*) that each Group Entity following Closing shall use its reasonable best efforts and assist the Seller and the members of the Xella Group, in implementing the Reorganization in accordance with **Exhibit 14.1**. Notwithstanding the generality of the foregoing, the Purchaser shall, following Closing, ensure that the relevant Group Entity shall enter into any documents or agreements, obtain all consents, approvals and/or authorizations and take all actions and decisions necessary to implement the Reorganization (including without limitation voting in favor of any resolution at a shareholders' meeting convened in connection therewith).

14.3 Information

The Seller and the Purchaser shall keep each other reasonably informed of the progress of the implementation of the Reorganization.

14.4 Use of Names

For the avoidance of doubt, the Purchaser will not acquire any right to the name "Xella". Without prejudice to the other provisions hereof, the Purchaser shall procure that the Group Entities cease to use the name "Xella" or "Fels" in whatever manner and form immediately following the Closing Date (except if and to the extent a longer period is stated in (a) through (d) below) and the Purchaser in particular undertakes to procure

(a) the change of the company name of all Group Entities which use the name "Xella", "XI" or "Fels" as an element of their company name within two (2) months after the Closing Date;

(b) that the Group Entities sell off any goods labelled with the name "Xella" or "Fels" as soon as reasonably practicable but at the latest within twelve (12) months after the Closing Date;

(c) that the Group Entities refrain from using or cease to use the name "Xella" and "Fels" on signs, posters, stationery, invoices, labels, orders or other documents and items as well as in any correspondence, including letters, letterheads, emails and email signatures within six (6) moths after the Closing Date; and

(d) that the Group Entities refrain from using or cease to use any domain names or email addresses containing the name "Xella" or "Fels" within six (6) months after the Closing Date;

provided, however, in each case of lit. (a) through (d), that the use of the name "Fels" shall in any case end on April 30, 2018 at the latest, except as provided otherwise in the "Agreement on the Use of the Company Name Component "Fels"" dated 4 September 2017 between Fels-Werke-GmbH and Fels Recycling GmbH.

15. PURCHASER'S AND GUARANTOR'S COVENANTS AND INDEMNITIES

15.1 Third Party Guarantees

The Purchaser shall indemnify and hold harmless (*freistellen, schadlos halten*) the members of the Xella Related Party Group from (i) all obligations and liabilities under or resulting from (A) the guarantees and security listed in **Exhibit 15.1**, (B) the loans, bonds, notes, indemnities, suretyships, comfort letters, guarantees or other commitments given or made for, on behalf of or for the benefit of any Participation prior to the Closing Date in accordance with Section 10.1 (the instruments under lit. (A) and (B), the "**Seller Security**") and (ii) any claims a third party may have under any Seller Security against any member of the Xella Related Party Group. Further, with effect as of the Closing, the Purchaser or any member of the Purchaser Group shall assume, or otherwise replace (including and to the extent possible and accepted by the relevant third party by the provision of cash collateral (*Bargeldhinterlegung*)), all obligations and liabilities under the Seller Securities:

(a) Without undue delay following the Signing Date, to the extent the beneficiary of the relevant Seller Security consents to such replacement, the Purchaser shall replace each Seller Security so that the relevant guarantor/security provider, the Seller and all other members of the Xella Related Party Group are fully released from all obligations and liabilities under the Seller Security as from the Closing Date or, if not fully released as of the Closing Date, as soon as possible thereafter. The Purchaser shall use its best efforts to obtain the consent of each relevant beneficiary.

(b) To the extent no full release has occurred as of the Closing Date, the Purchaser (i) shall provide the Seller with one or several guarantee(s) from one or several reputable international banks reasonably acceptable to the Seller under which such bank(s) provide(s) (and maintain(s) at all times through the expiration of all relevant obligations and liabilities thereby covered) a guarantee (or guarantees) upon first demand (*auf erstes Anfordern*) or, alternatively (ii) provide to the Seller (and maintain at all times through the expiration of all relevant obligations and liabilities thereby covered) at Purchaser's request cash

collateral (*Bargeldhinterlegung*), all for the benefit of the relevant member of the Xella Group, in an amount sufficient to cover all obligations and liabilities potentially arising under such Seller Security at any given time and being valid through the expiration of all relevant obligations and liabilities thereby covered. For the avoidance of doubt, nothing contained in this Section 15.1(b) shall relieve the Purchaser from its obligations to fully release the Seller Security as set out in Section 15.1(a).

(c) To the extent no full release has occurred, the Purchaser shall procure the due performance by each Group Entity of all of the obligations to third parties which are the subject of the Seller Security, and to do nothing (whether by act or omission) which would prevent or hinder the due performance of such obligations or impair the ability of any Group Entity to perform such obligations.

(d) The Purchaser acknowledges and agrees that no member of the Xella Related Party Group shall be under any obligation to procure or assist in any way in the procurement of any replacement, extension, amendment or other modification of the terms of any Seller Security which may be required or desirable, or to provide any guarantee or other form of support or comfort in relation to any such replacement, extension, amendment or other modification.

15.2 Protected Persons

Without prejudice to any other indemnification obligation of the Seller and the Purchaser contained in this Agreement, the Purchaser shall indemnify and hold harmless (*freistellen, schadlos halten*) the Seller and any other member of the Xella Related Party Group as well as any of their Representatives (collectively, the "**Protected Persons**") against any and all losses, liabilities (present or future, actual or contingent), damages, reasonable costs and expenses arising out of or in connection with

(a) any Protected Person's action taken as an officer, director, employee or agent of any Group Entity prior to the Closing Date; and

(b) any liability in connection with the conduct of the Business prior to the Closing Date for which any of the Protected Persons is or could be held liable in relation to actions taken;

except, if and to the extent, the Purchaser has the right to be compensated for such liability or obligation by the Seller under this Agreement or in case of a willful violation of duties or obligations (*vorsätzliche Pflichtverletzung*).

15.3 Exclusion of Shareholder Liability

After the Closing, the Purchaser shall not, and shall procure that no member of the Purchaser Group will, raise claims against the Seller or any member of the Xella Related Party Group, or any of their Representatives, including claims under sections 30, 31 GmbHG, sections 62, 65 AktG, sections 39, 96, 135, 143 InsO or sections 309 et seq. AktG or pursuant to any comparable non-German legal concepts, as the case may be, related to (i) actions or omissions of the Seller or any member of the Xella Related Party Group in the capacity as a shareholder or controlling entity of a Group Entity, (ii) contribution agreements, sale agreements, purchase agreements, similar agreements,

(iii) the repayment of monies paid by a Group Entity prior to the Effective Date or the performance by a member of the Xella Related Party Group of any intra-group agreement with a Group Entity in the time period through the Effective Date, (iv) cash pool arrangements, (v) any kind of joint liability of any member of the Xella Related Party Group on the one hand and any Group Entity on the other hand, including as a result of measures under the German Transformation Act (*UmwG*) or similar laws of other jurisdictions, or (vi) the initiation, negotiation, execution or consummation of the Transaction (including with other parties), except for claims of the Purchaser against the Seller as specifically stipulated in this Agreement. If and to the extent that a Group Entity raises a claim, including in particular a claim for payment of monies, contrary to this Section 15.3 or any third party raises any claim relating to issues of a nature as addressed in (i) through (vi), the Purchaser shall indemnify and hold harmless (*freistellen, schadlos halten*) the Seller and any member of the Xella Related Party Group affected from and against and compensate them for any such claim and any related costs and expenses reasonably incurred by the Seller and any member of the Xella Related Party Group. Claims of the Seller arising under this Section 15.3 shall in principle be subject to statutory time-limitation but shall in no event become time-limited (*verjähren*) prior to any claims of the Purchaser or any member of the Purchaser Group to which such claims relate becoming time-limited.

15.4 Repayment of Shareholder Loans

The Purchaser undertakes and shall procure (*steht dafür ein*) that the Shareholder Loans, or parts thereof (including interest payments), shall not be repaid to the Purchaser or any other party to which the Purchaser has assigned (*abgetreten*) any of the Shareholder Loans or which has assumed all rights and obligations under any of the Shareholder Loans by way of contract assumption (*Vertragsübernahme*) or otherwise, as the case may be, or (ii) take any other actions which lead to a similar economic effect before the day following the first anniversary of the Closing Date. The Purchaser shall indemnify (*freistellen*) and hold the Seller and Xella Finance, respectively, harmless (*schadlos halten*) from any liability arising out of any such payment or such other action. This Section 15.4 shall be for the benefit of Xella Finance as protected third party within the meaning of section 328 para. 1 German Civil Code (*BGB*) (*echter Vertrag zugunsten Dritter*).

15.5 Access to Information

(a) Access. From the Closing Date, the Purchaser will afford to the Seller and its respective Representatives access, upon reasonable advance notice, to books and records, as well as to other information, management, employees and auditors of the Group Entities as long as and to the extent necessary or useful to the Seller in connection with the Effective Date Accounts, the Individual Accounts, the Review as well as the PwC Report, any audit, investigation, dispute, or litigation or any other reasonable business purpose of the Seller or any member of the Xella Related Party Group. To the extent that the Seller or any member of the Xella Related Party Group requires original documents, the Purchaser shall forward such books and records, or cause that such books and records be forwarded, at the Seller's expense to the Seller, and the Seller shall return such books and records after the respective requirement to be in possession of original documents no longer applies.

(b) Maintenance. The Purchaser shall cause the Group Entities to keep all books and records relating to the period(s) until the Closing Date for the periods provided for under applicable mandatory law. The Purchaser shall cause the Group Entities to give the Seller reasonable advance notice prior to destroying any books and records relating to matters which may be relevant with respect to an indemnification obligation of the Seller under this Agreement and, if the Seller requests, to deliver such books and records to the Seller at the Seller's expense. These provisions shall apply *mutatis mutandis* should the Purchaser intend to dispose of a Group Entity.

(c) IFRS Accounts. The Purchaser shall cause the respective Group Entities to prepare financial statements as of the Closing Date for the Group Entities in accordance with IFRS accounting principles applied on a basis consistent with past practice as soon as reasonably practicable after the Closing Date and to deliver those financial statements to the Seller. The Purchaser and the Seller shall cooperate in good faith in connection with such preparation and the Purchaser shall use its reasonable best efforts that the reporting requirements according to the Seller's reasonable requests are met within the relevant time limits, and grant the Seller and the members of the Xella Related Party Group the required access to the books and records of the Group Entities, and in each case provide any relevant additional information that is reasonably requested by the Seller in the context of preparing the relevant financial statements. All reasonable costs incurred for the preparation of such financial statements shall be reimbursed by Seller, unless the respective member of the Purchaser Group is required under IFRS and/or Applicable Law to prepare such financial statements as of the Closing Date anyway.

15.6 Cooperation

(a) Execution of Documents. The Purchaser and the Guarantor agree to execute, or cause to be executed all agreements and documents and to take, or cause to be taken, all other actions necessary under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement.

(b) No Interferences. The Purchaser and the Guarantor shall not, and shall cause their Affiliates not to, enter into any transaction, which may prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

15.7 Financing

The Purchaser and the Guarantor undertake (i) not to terminate, amend or modify the Financing Documents in any respect or waive any rights thereunder, which would reasonably be expected to limit the irrevocable availability of sufficient funds to make all payments under or in connection with this Agreement when due, (ii) to comply with any and all of their obligations under the Financing Documents to ensure Purchaser's and/or Guarantor's ability to draw down such funds to make all payments under this Agreement when due, and (iii) to draw down any funds under the Financing Documents as required to make all payments under or in connection with this Agreement when due. If any portion of the funds contemplated by the Financing Documents becomes unavailable in the manner or from the source contemplated in the Financing Documents

(or is scheduled to expire prior to the date the Closing is then reasonably expected to occur), then the Purchaser shall promptly notify the Seller and shall use its best efforts to arrange to obtain any such portion from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement, including if (i) there is any breach of a Financing Document which would cause the financing to become unavailable, (ii) there is a termination of any of the Financing Documents, or (iii) a financing source notifies a failure and/or anticipated failure to provide a finance commitment. The Purchaser shall promptly provide copies of any alternative financing documents to the Seller after they become available to the Purchaser.

15.8 Seller's Non-Solicitation

The Seller agrees that, for a period of two (2) years after the Closing Date, it will not, and will procure (*steht dafür ein*) that the entities in which the Seller holds, directly or indirectly, the majority of the shares, equity interests or voting rights (other than the Group Entities) will not, solicit for employment, hire or appoint or engage as consultant personnel employed by a member of the Group Entities on the Closing Date, unless the agreements with such personnel have been terminated by a Group Entity prior to, on or following the Closing Date. This Section 15.8 shall not prevent the Seller or the entities in which the Seller holds, directly or indirectly, the majority of the shares, equity interests or voting rights (other than the Group Entities) from employing any person mentioned in the preceding sentence (other than, to the extent permitted under applicable law, any senior level employee, officer or director) who has approached the Seller or any entity in which the Seller holds, directly or indirectly, the majority of the shares, equity interests or voting rights (other than the Group Entities) at his own initiative following a general job soliciting announcement made by the Seller or any entity in which the Seller holds, directly or indirectly, the majority of the shares, equity interests or voting rights, provided that such recruiting efforts are not in any way directed at such person.

15.9 Purchaser's Non-Solicitation

The Purchaser agrees that, for a period of two (2) years after the Closing Date, it will not, and will procure (*steht dafür ein*) that the members of the Purchaser Group will not, solicit for employment, hire or appoint or engage as consultant (i) personnel employed by a member of the Xella Group with whom the Purchaser or its Affiliates had contact in the course of the Transaction (including in connection with the management meetings, the expert calls, the questions and answer process and the implementation of the Reorganization) and (ii) any senior level employee, officer or director of a member of the Xella Group with whom the Purchaser or its Affiliates had contact in the course of the Transaction. This Section 15.9 shall not prevent the Purchaser or the members of the Purchaser Group from employing any person mentioned in the preceding sentence (other than, to the extent permitted under applicable law, any senior level employee, officer or director) who has approached the Purchaser or any member of the Purchaser Group at his own initiative following a general job soliciting announcement made by the Purchaser or any member of the Purchaser Group, provided that such recruiting efforts are not in any way directed at such person.

15.10 Non-Compete

(a) The Seller shall not for a period of two (2) years following the Closing Date in the territories in which the Group Entities are conducting the Restricted Business at the Closing Date (together, the "**Territory**") establish (greenfield only, excluding for the avoidance of doubt, the acquisition of an existing competing business through asset or share deal) a new business which operates in the Restricted Business, provided, however, that in case of (y) a Trade Sale (as defined below) or (z) an initial public offering of any shares in the Seller (or any of its current or future direct or indirect subsidiaries or any legal entity which holds currently or in the future (directly or indirectly) shares in the Seller) on a stock exchange prior to the expiration of a period of two (2) years following the Closing Date, all restrictions under Section 15.10 (a)-(e) shall cease to apply.

(b) "**Restricted Business**" shall mean the development, manufacture, sale and/or distribution of fiber gypsum / gypsum fibre board and/or cement bonded board.

(c) "**Trade Sale**" shall mean the direct or indirect sale or other direct or indirect disposal of all or part of the shares in the Seller (or any of its current or future direct or indirect subsidiaries or any legal entity which holds (directly or indirectly) shares in the Seller) or sale of the business or assets of the Seller and its (direct or indirect subsidiaries) or a substantial part thereof, including by way of sale, merger, reorganization, spin-off, capital increase or other similar transaction, in one or several transactions.

(d) The Seller shall not for a period of two (2) years following the Closing Date acquire all or a substantial part of the Restricted Businesses of Knauf Gips KG and Compagnie de Saint-Gobain in the Territory.

(e) The Seller shall ensure that the legal entities in which the Seller holds (directly or indirectly) the majority of the shares or voting rights comply with the restrictive covenants set forth in Section 15.10 (a)-(d) as long as the Seller holds (directly or indirectly) the majority of the shares or voting rights in the relevant legal entity. For the avoidance of doubt the restrictions under this Section 15.10 shall neither apply to Lone Star Fund X, nor other private equity funds managed or advised by LSGA nor any of their or Lone Star Fund X's current or future portfolio companies (other than the Seller and its subsidiaries as set forth in this Section 15.10).

15.11 Settlement of Exit Bonuses

Following the Closing Date, the Purchaser shall procure that the Group Entities will upon instruction and against advance payment by the Seller pay (i) exit bonuses to certain (current or former) employees and managing directors of the Group Entities as well as (ii) Taxes which are payable in connection with the exit bonuses. The Purchaser shall (and shall procure that the Group Entities) cooperate with the Seller with respect to the payment of such exit bonuses to the relevant employees and managing directors of the Group Entities.

16. LIABILITY OF THE GUARANTOR

The Guarantor hereby unconditionally and irrevocably guarantees (*Garantie*; not *Bürgschaft*) to the Seller the due and punctual performance of all obligations (including

without limitation any payment obligations including with respect to the Loan Purchase Price) of the Purchaser under this Agreement and the agreements entered into by the Purchaser in connection with this Agreement. The Guarantor hereby waives any rights which it may have to require the Seller to proceed first against or claim payment from the Purchaser such that as between the Seller on the one hand and the Guarantor on the other the latter shall be liable as principal debtor as if it had entered into the undertaking to perform such obligations (including without limitation any payment obligations) under this Agreement and the agreements entered into by Purchaser in connection therewith itself. With respect to the payment of the Spanish Loan Purchase Price to Xella Finance, this Section 16 shall be for the benefit of Xella Finance as protected third party within the meaning of section 328 para 1 German Civil Code (*BGB*) (*echter Vertrag zugunsten Dritter*).

17. CONFIDENTIALITY AND ANNOUNCEMENTS

17.1 Confidentiality

Subject to Section 17.2, none of the Parties shall, without the prior written consent of the other Parties, disclose, within a period of three (3) years after the Signing Date, the existence or contents of this Agreement or any ancillary agreement to third parties, or make any information relating thereto available to third parties (except in case of Seller as reasonably required by it or any of its Affiliates under the Share Purchase Agreement between, inter alia, Xella International Holdings S.á.r.l and LSF10 XL BidCo SCA dated December 1, 2016). Further, the foregoing shall not apply to any information that becomes public knowledge through no fault of the respective Party or its Affiliates and to any announcements or disclosures which any Party (or any of its Affiliates)

(a) is obliged (or may reasonably be deemed to be obliged) to make under Applicable Law (including the rules of any relevant stock exchange) or is requested to make by any relevant authority, court or arbitral tribunal;

(b) makes to any of its advisors who are bound by a professional or contractual duty of confidentiality;

(c) makes to banks in the ordinary course of its business or otherwise to its financing sources or rating agencies (or their representatives or advisors), all on a need to know basis and subject to appropriate confidentiality undertakings;

(d) makes in the ordinary course of its capital markets communication with analysts and investors;

(e) makes in the context of due diligence reviews of its business (including with respect to an exit) subject to appropriate confidentiality undertakings;

(f) makes to Affiliates; or

(g) makes in the context of pursuing rights or defending itself against obligations under or in connection with this Agreement in accordance with the provisions of this Agreement.

17.2 Press Releases

Notwithstanding anything in Section 17.1 above, the Seller and the Purchaser are entitled to publish press releases with respect to the Transaction substantially in the form set out in **Exhibit 17.2**.

18. MISCELLANEOUS

18.1 Notices

(a) All notices, requests and other communications under this Agreement shall be made in writing in the English language and delivered by hand, courier, mail or fax to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) receipt of a copy of a notice, request or other communication by a Party's advisor shall not constitute or substitute receipt thereof by the respective Party itself, and (ii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:

(b) To Seller:

Xella International S.A.
Patrick Steinhauser
Philippe Jusseau
2, rue de Bitbourg,
L-1273 Luxembourg,
Grand Duchy of Luxembourg
Fax: +352 2762 4339

with a copy to:

Dr. Dirk Oberbracht
Gibson Dunn
TaunusTurm, Taunustor 1
60310 Frankfurt am Main
Germany
Fax: +49 69 247 411 501

(c) To the Purchaser:

1391. GmbH (future James Hardie Germany GmbH)
Joseph Charles Blasko, General Counsel
c/o DLA Piper UK LLP
Dr. Benjamin Parameswaran
Jungfernstieg 7
20354 Hamburg
Germany
Fax: +001 949 367 4901

with a copy to:

Dr. Benjamin Parameswaran

DLA Piper UK LLP
Jungfernstieg 7
20354 Hamburg
Germany
Fax: +49 40 1 8888 111

(d) To the Guarantor:

James Hardie International Group Limited
Joseph Charles Blasko, General Counsel
Europa House 2nd Floor, Harcourt Centre
Harcourt Street
Dublin 2
Ireland
Fax: +353 (0) 1497 1128

with a copy to:

Dr. Benjamin Parameswaran
DLA Piper UK LLP
Jungfernstieg 7
20354 Hamburg
Germany
Fax: +49 40 1 8888 111

(e) Any notice, request or other communication given to the Purchaser under or in connection with this Agreement shall be considered a notice, request or other communication given to the Guarantor as well, and vice versa.

18.2 Costs, Taxes and Expenses

(a) Each Party shall bear the costs and expenses of its advisers.

(b) The Purchaser shall bear any and all transfer Taxes (including real estate transfer Taxes and any Taxes of any kind owed by any Group Entity resulting from the consummation of the transaction contemplated hereby), stamp duties, fees (including notarial fees such as the fees for notarization of this Agreement and any reference deed), registration duties and other charges in connection with any regulatory requirements (including merger control proceedings).

(c) All other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the Purchaser.

18.3 Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) with respect to all or any part of the subject matter of this Agreement, except for the Confidentiality Agreement between the Seller and James Hardie Europe B.V., Radarweg 60, 1043 NT, Amsterdam, The Netherlands dated May 03, 2017, which shall remain in effect until the Closing Date and shall be terminated by way of

termination agreement if the Closing takes place and, should this Agreement be terminated or rescinded for any reason, beyond the date of such termination or rescission for the term provided for in it. No side agreements to this Agreement exist.

18.4 Amendments, Supplements

Any amendment or supplement to or modification of this Agreement (together with all Exhibits hereto), including this provision, shall be valid only if made in writing, except where a stricter form (*e.g.*, notarization) is required under applicable mandatory law. This shall also apply to the first sentence of this Section 18.4.

18.5 Assignments

The Parties may not assign, delegate or otherwise transfer any right, obligation or claim they may have under this Agreement without the other Parties' prior written consent. With respect to the Purchaser, the foregoing sentence shall not apply and the Purchaser shall be free to assign or transfer this Agreement and any rights and obligations hereunder to one of its wholly owned Affiliates (the "**Designated Transferee**"). In case the Purchaser appoints a Designated Transferee, the Designated Transferee shall be assigned and transferred by Purchaser this Agreement and any right, obligation or claim of the Purchaser under this Agreement, it being understood that Guarantor shall remain liable for the Purchaser and be liable for the Designated Transferee in accordance with this Agreement.

18.6 No Rights of Third Parties

Unless explicitly stated otherwise herein, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including any Group Entity and the Guarantor (*kein echter Vertrag zugunsten Dritter*).

18.7 Interpretation

(a) Exhibits. All Exhibits to this Agreement shall form an integral part of this Agreement.

(b) Language. This Agreement is written in the English language (except that Exhibits may be in the German language). Terms to which a German translation has been added shall be interpreted within the meaning assigned to them by the German translation alone and not the English term.

(c) Disclosure. The fact that a matter has been disclosed in an Exhibit shall not be used to construe the extent to which disclosure is required pursuant to the provisions of this Agreement.

18.8 Service of Process

The Guarantor hereby appoints the Purchaser as its agent for service of process *(Zustellungsbevollmächtigter)* for all legal proceedings involving the Guarantor arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service for process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar *(in Deutschland zugelassener Rechtsanwalt)* and his appointment has been notified to and approved in writing by the Seller (which approval shall not be unreasonably

withheld). The Guarantor shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney *(Vollmachtsurkunde)* and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

18.9 Governing Law

This Agreement (including any dispute, controversy or claim arising out of or in connection with this Agreement (or any ancillary agreement), or the breach, termination or (in)validity thereof) shall be governed by, and construed in accordance with, the substantive laws of Germany, for the avoidance of doubt excluding the UN Convention on Contracts for the International Sale of Goods (CISG).

18.10 Arbitration

Any dispute, controversy or claim arising out of or in connection with this Agreement (or any ancillary agreement), or the breach, termination or invalidity thereof, shall be submitted to an arbitral tribunal (*Schiedsgericht*) and shall be exclusively and finally settled by an arbitration in accordance with the arbitration rules of the German Institution of Arbitration e.V. (*Deutsche Institution für Schiedsgerichtsbarkeit e.V.*) as applicable at the time of the initiation of the arbitration proceedings without recourse to the ordinary courts of law. The arbitral tribunal shall be composed of 3 (three) arbitrators to be appointed in accordance with said rules. The seat and place of arbitration shall be Frankfurt am Main, Germany. The language to be used in the arbitral proceedings shall be English; provided that documents submitted as evidence may be submitted in their original German language and without an attendant translation.

18.11 Severability

Should any provision of this Agreement be or become, or be deemed to be or become, invalid or unenforceable as a whole or in part, the validity and enforceability of the remaining provisions shall not be affected thereby. Any such invalid or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid and enforceable provision as comes closest to the economic intent and purpose of such invalid or unenforceable provision. The same shall apply in the event that this Agreement contains any gaps (*Vertragslücken*). The Parties are aware of the decision of the Federal Supreme Court (*Bundesgerichtshof*) of September 24, 2002. However, it is the express intent of the Parties that this Section 18.11 shall not be construed as a mere reversal of the burden of proof (*Beweislastumkehr*) but rather as a contractual exclusion of Section 139 of the German Civil Code (*BGB*) in its entirety.

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